UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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ENDOCARE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ENDOCARE, INC.
201 Technology Drive
Irvine, California 92618

April 10, 2007

Dear Stockholder of Endocare, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of Endocare, Inc. to be held on Thursday, May 10, 2007 at 8:00 a.m. Pacific time at our principal executive offices, located at 201 Technology Drive, Irvine, California 92618.

We have provided details of the business to be conducted at the Annual Meeting in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

In order for us to obtain a quorum and have an efficient meeting, please sign, date and return the enclosed proxy card promptly in the accompanying reply envelope. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Craig T. Davenport
Chairman, Chief Executive Officer and President

Irvine, California

YOUR VOTE IS IMPORTANT

In order to assure your representation at the meeting, you are requested to complete, sign and date the enclosed proxy card as promptly as possible and return it in the enclosed envelope. You do not need to add postage if mailed in the United States. Voting instructions are included with your proxy card.

ENDOCARE, INC.
201 Technology Drive
Irvine, California 92618

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 10, 2007

Dear Stockholder of Endocare, Inc.:

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders of Endocare, Inc., a Delaware corporation (the “Company”), will be held on Thursday, May 10, 2007, at 8:00 a.m. Pacific time at the Company’s principal executive offices, located at 201 Technology Drive, Irvine, California 92618, for the following purposes:

1. To elect six (6) directors to the Board of Directors to serve until the 2008 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2. To authorize the Board of Directors, in its discretion, to amend the Company’s Restated Certificate of Incorporation to effectuate a reverse stock split of our common stock, at an exchange ratio ranging from one-to-two to one-to-five, including any fraction within that range, at any time before May 10, 2009;

3. To ratify the selection of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2007; and

4. To transact any other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Only stockholders of record at the close of business on March 30, 2007 will be entitled to vote at the Annual Meeting. Our stock transfer books will remain open between the record date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting in person, please sign, date and return the enclosed proxy card in the reply envelope provided. Voting instructions are included with your proxy card. Should you receive more than one proxy card because your shares are registered in different names and addresses, each proxy card should be signed, dated and returned to assure that all your shares will be voted. You may revoke your proxy card at any time prior to the Annual Meeting by following the instructions in the Proxy Statement. If you attend the Annual Meeting and vote by ballot, your proxy card will be revoked automatically and only your vote at the Annual Meeting will be counted. The prompt return of your proxy card will assist us in preparing for the Annual Meeting.

By Order of the Board of Directors

Clint B. Davis
Senior Vice President, Legal Affairs,
General Counsel and Secretary

Irvine, California
April 10, 2007

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

ENDOCARE, INC.
201 Technology Drive
Irvine, California 92618

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 10, 2007

GENERAL

The enclosed proxy is solicited on behalf of the Board of Directors of Endocare, Inc., a Delaware corporation (the “Company”), for use at the Company’s 2007 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held on Thursday, May 10, 2007 at 8:00 a.m. Pacific time at the Company’s principal executive offices, located at 201 Technology Drive, Irvine, California 92618. This proxy statement and accompanying proxy were first mailed to stockholders on or about April 10, 2007, to all stockholders entitled to vote at the Annual Meeting.

Voting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders and are described in more detail in this proxy statement. Each stockholder is entitled to one vote for each share of our common stock held by such stockholder on March 30, 2007, the record date for determining which stockholders are entitled to vote at the Annual Meeting. On February 28, 2007, there were 31,215,912 issued and outstanding shares of common stock. Our Amended and Restated Bylaws (the “Bylaws”) provide that a majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum for transaction of business at the Annual Meeting.

With regard to the election of directors, votes may be cast in favor of, or withheld from, each nominee. The directors, however, will be elected by plurality vote, and votes that are withheld will be excluded entirely from the vote and will have no effect. Proposal 2 (authorization of reverse stock split) requires the approval of the holders of a majority of our outstanding shares of common stock, voting either in person or by proxy. Proposal 3 (ratification of independent auditor) will require the approval of the holders of a majority of our outstanding common stock present in person or represented by proxy at the Annual Meeting.

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For,” “Against” and “Abstain” votes, as well as broker non-votes. “Broker non-votes” occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which the nominee does have discretionary authority or for which it has received instructions). Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “Against” votes. Broker non-votes will not be counted for purposes of determining whether any of the proposals are approved and will have the same effect as “Against” votes on any proposal that must be approved by the holders of a majority of our outstanding shares of common stock, such as Proposal 2 (authorization of reverse stock split).

Proxies

Our Board of Directors has selected Craig T. Davenport and Clint B. Davis, and each of them, to serve as Proxyholders for the Annual Meeting. If a stockholder properly signs and returns the enclosed form of proxy, the Proxyholders will vote the shares represented by such proxy at the Annual Meeting in accordance with the instructions the stockholder writes on the proxy. If the proxy does not specify how the shares are to be voted, the proxy will be voted FOR the election of each of the directors nominated by the Board unless the authority to vote for the election of such director is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposals 2 and 3 described in the accompanying Notice of Annual Meeting of Stockholders and this proxy statement. In addition, the shares represented by the proxy will be voted in accordance with the discretion of the Proxyholders on any other matters that properly come before the Annual Meeting.

You may revoke or change your proxy at any time before the Annual Meeting by mailing our Secretary at our principal executive offices located at 201 Technology Drive, Irvine, California 92618, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

We do not know of other matters to be presented for consideration at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

Solicitation

We will bear the entire cost of soliciting proxies, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation material furnished to stockholders. Copies of solicitation material will be furnished to brokerage firms, banks, nominees, custodians and fiduciaries holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone or other means by our directors, officers, employees or agents. No additional compensation will be paid to our directors, officers or employees for any such services.

PROPOSALS TO BE CONSIDERED AT THE ANNUAL MEETING

PROPOSAL 1

ELECTION OF DIRECTORS

General

The persons named below are nominees for director to serve until the 2008 Annual Meeting of Stockholders or until their successors are duly elected and qualified. The Bylaws provide that the authorized number of directors shall be determined by resolution of the Board of Directors or the stockholders, and shall be within the range of three to seven directors. The authorized number of directors is currently six. The Board of Directors has selected six nominees, all of whom are currently our directors.

Each person nominated for election has agreed to serve if elected. Unless otherwise instructed, the Proxyholders will vote the proxies received by them for the nominees named below. The proxies received by the Proxyholders cannot be voted for more than six directors and, unless otherwise instructed, the Proxyholders will vote such proxies for the nominees named below. The six candidates receiving the highest number of affirmative votes of the shares of our common stock entitled to vote at the Annual Meeting will be elected our directors. As of the date of this proxy statement, neither the Board of Directors nor management is aware of any nominee who is unable to or will decline to serve as a director if elected. In the event the nominees are unable or decline to serve as directors at the time of the Annual Meeting, the proxies will be voted for any nominees who may be designated by the current Board of Directors to fill the vacancy.

No arrangement or understanding exists between any nominee and any other person or persons pursuant to which any nominee was or is to be selected as a director or nominee. None of the nominees has any family relationship to any other nominee or to any of our principal executive officers.

Directors and Nominees

Information is set forth below concerning the current members of our Board of Directors. All of these directors have been nominated for reelection to our Board of Directors. Information regarding each director’s beneficial ownership of our common stock as of February 28, 2007 is set forth below under “Principal Stockholders.” Each nominee has consented to being named in this proxy statement as a nominee for director and has agreed to serve as a director if elected.

Mr. Noonan currently is serving as our Lead Independent Director. As the Lead Independent Director, Mr. Noonan’s principal duties include:

•	presiding over all executive sessions of our independent directors;

•	consulting with management as the principal representative of the independent directors; and

•	presiding over Board meetings in the Chairman’s absence.

Interested parties may communicate directly with Mr. Noonan by writing to Mr. Terrence A. Noonan, Lead Independent Director, c/o Secretary, Endocare, Inc., 201 Technology Drive, Irvine, California 92618.

Name	Age	Position with Endocare

John R. Daniels, M.D. *+	68	Director
Craig T. Davenport	54	Chairman, Chief Executive Officer and President
David L. Goldsmith †*	59	Director
Eric S. Kentor *+	48	Director
Terrence A. Noonan †+	69	Lead Independent Director
Thomas R. Testman †(1)	70	Director

Note: All ages are as of March 31, 2007.

†	Member of the Audit Committee.

*	Member of the Compensation Committee.

+	Member of the Nominating and Corporate Governance Committee.

(1)	Our Board of Directors has determined that Mr. Testman is an “audit committee financial expert,” as defined in Securities and Exchange Commission Regulation S-K Item 407.

John R. Daniels, M.D. has served as a director since January 2004. Dr. Daniels is former chief executive officer and chairman at a number of medical technology companies, as well as an accomplished clinician and past faculty member of the Stanford University School of Medicine. From 1990 to the present, Dr. Daniels has served as an associate professor of medicine in the Division of Oncology at the University of Southern California School of Medicine. Dr. Daniels is the founder or co-founder of five start-up companies, including: Collagen Corporation, which was acquired by Inamed, a publicly-traded healthcare company; Target Therapeutics, today a division of Boston Scientific Corporation, a publicly-traded medical device company; and Balance Pharmaceuticals, a company founded in 1992 to develop and market a drug to moderate hormone levels in pre-menopausal women. Dr. Daniels is currently a director and Chairman of Balance Pharmaceuticals. From 1997 until 2002, Dr. Daniels was Chairman of Cohesion Technologies, a publicly-traded spin-off from Collagen Corporation, which developed sealing technologies for surgery. In 2003 Cohesion Technologies was acquired by Angiotech Pharmaceuticals, a publicly-traded company that develops drug-coated medical devices and drug-loaded surgical implants. Dr. Daniels holds a B.A. from Stanford University and an M.D. from the Stanford University School of Medicine.

Craig T. Davenport has served as our Chief Executive Officer since December 2003. He served as a consultant to the Company reporting to our Board of Directors from August 2003 to December 2003. From 1994 to 2003, he was Chief Executive Officer and Managing Partner of The D.W. Group, a private healthcare advisory and investment company. From 1985 to 1993, Mr. Davenport was President and Chief Operating Officer of Tokos Medical Corporation, a publicly-traded medical device manufacturer and provider of perinatal nursing services for women. He began his healthcare career at American Hospital Supply Corporation in 1974 and in 1982 was named President of American Physician Service and Supply. Mr. Davenport has served on the boards of numerous healthcare companies over the past 20 years and also as an advisor to venture capital limited liability companies and partnerships. Mr. Davenport holds a B.G.S. from Ohio University with major emphasis in marketing and management.

David L. Goldsmith has served as a director since June 2005. A private investor and business consultant since 2004, Mr. Goldsmith previously served as Managing Director of RS Investment Management, an investment management firm, from 1999 to 2003. From 1981 to 1999, Mr. Goldsmith held a variety of investment management and research positions at Robertson Stephens and Company. From 1978 to 1981, Mr. Goldsmith worked with BA Investment Management, eventually becoming Associate Director of Research. Mr. Goldsmith currently serves as Chairman of the Board of Directors of Apria Healthcare Group, Inc. He is also on the board of directors of a number of privately-held companies. Mr. Goldsmith is a chartered financial analyst, and holds a B.A. from Occidental College and an M.B.A. from Columbia University Graduate School of Business.

Eric S. Kentor has served as a director since February 2005 and currently serves as Chairman of the Compensation Committee. From 2002 to the present, he has been an independent business consultant, primarily to health care technology companies. From 1995 to 2001, he was Senior Vice President, General Counsel and Corporate Secretary of MiniMed, Inc., a company engaged in the design, development, manufacture and marketing of advanced systems for the treatment of diabetes. Mr. Kentor also served as an original and permanent member of MiniMed’s Executive Management Committee. From 1994 to 1995, Mr. Kentor served as Vice President and Executive Counsel of Health Net Health Plans. From 1987 to 1994, Mr. Kentor practiced with the law firm McDermott, Will & Emery, where he was elected partner. Mr. Kentor holds a B.A. from the University of California, Los Angeles and a J.D. from UCLA School of Law.

Terrence A. Noonan has served as a director since September 2003 and currently serves as our Lead Independent Director and Chairman of the Nominating and Corporate Governance Committee. From 1991 to 1999, Mr. Noonan was President and Chief Operating Officer of Furon Company, a New York Stock Exchange-listed manufacturer of industrial and medical polymer components. Mr. Noonan served as an Executive Vice President of Furon from 1989 to 1991 and as a Vice President of Furon from 1987 to 1989. Prior to joining Furon in 1987, Mr. Noonan served as a Group Vice President of Eaton Corporation, a diversified global manufacturer of transportation and electrical products. From 1999 to the present, Mr. Noonan has been serving as a board member to several companies. Mr. Noonan received a B.S. from Miami University and an E.M.B.A. from Case Western Reserve University.

Thomas R. Testman has served as a director since April 2003 and currently serves as Chairman of the Audit Committee. Mr. Testman is a former Managing Partner of Ernst & Young LLP where, during his tenure from 1962 to 1992, he served as Managing Partner of both Health Care Services and Management Consulting Services for the West Coast and National Practices. He also served as an area Managing Partner for the audit and tax practices. From 1993 to the present, Mr. Testman has been serving as a board member to both public and private companies. In addition to serving on our board, Mr. Testman currently serves as a director and member of the Audit Committee of Amylin Pharmaceuticals, Inc. From 1996 to 2004, Mr. Testman served as a director of Specialty Laboratories, Inc., including serving as Chairman and as a member of the Audit Committee. He also serves or has served on the board of several privately-held companies, including serving as Chairman of Covenant Care, Inc. and Pacific Health Corporation. Mr. Testman previously was a director and Chairman of the Audit Committee of MiniMed Inc. Mr. Testman has also served on numerous professional, civic and charitable organization boards, including the Finance Council of the American Hospital Association and the Advisory Council of the California Hospital Commission. He has an M.B.A. from Trinity University and is a certified public accountant (retired).

Corporate Governance

Board of Directors

During 2006, the Board of Directors held a total of 11 meetings, in person or telephonically. In 2006, the Board of Directors had three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. During 2006 each director attended or participated in at least 75% of the aggregate of: (i) the total number of meetings of the Board of Directors (during the period for which such director served as a director); and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served (during the period for which such director served on such committees). Board members are encouraged to attend our annual meetings of stockholders. All of our directors attended our 2006 Annual Meeting of Stockholders held on May 18, 2006.

The Board of Directors has determined that each director other than Mr. Davenport is “independent,” as defined in the NASDAQ listing standards.

Audit Committee

The Audit Committee acts pursuant to a written charter, a copy of which is available on our website www.endocare.com under the menu item entitled “On Endocare — Corporate Governance Documents.” The Board of Directors has established the Audit Committee to:

•	provide assistance to the Board of Directors in fulfilling its oversight responsibility to our stockholders and others relating to: (i) the integrity of our financial statements; (ii) our compliance with legal and regulatory requirements; (iii) our independent auditor’s qualifications and independence; and (iv) the performance of our internal audit function and independent auditor; and

•	prepare the Audit Committee report that SEC proxy rules require to be included in our annual proxy statement.

Messrs. Goldsmith, Noonan and Testman are members of the Audit Committee. During 2006, the Audit Committee held a total of 10 meetings, in person or telephonically. The Board of Directors has determined that all members of the Audit Committee are “independent,” as independence for audit committee members is defined in the NASDAQ listing standards.

Compensation Committee

Scope of Compensation Committee’s Authority

As provided in its charter, our Compensation Committee is appointed by the Board of Directors primarily to assist the Board in discharging its responsibilities relating to compensation of the Company’s executive officers. The Compensation Committee also oversees our director compensation program, with input from our Nominating and Corporate Governance Committee. A copy of the Compensation Committee’s charter is available on our website www.endocare.com under the menu item entitled “On Endocare — Corporate Governance Documents.”

As provided in its charter, the Compensation Committee:

•	Oversees the Company’s overall compensation structure, policies and programs, and assesses whether the Company’s compensation structure establishes appropriate incentives for management and employees;

•	Annually reviews and approves the Company’s corporate goals and objectives relevant to CEO compensation, and, either as a Committee or together with the other independent directors (as directed by the Board), determines and approves the CEO’s compensation level based on this evaluation;

•	Annually reviews and approves the compensation of other executive officers;

•	Approves and administers the Company’s incentive compensation plans and equity based-plans; and

•	Approves or recommends to the Board approval of any new equity compensation plan or any material change to an existing plan.

The charter states that the Compensation Committee shall attempt to ensure that the Company’s compensation programs are effective in attracting and retaining key employees, reinforce business strategies and objectives for enhanced stockholder value and are administered in a fair and equitable manner consistent with established policies and guidelines.

Under the charter, the Compensation Committee may form and delegate authority to subcommittees when appropriate. From January 1, 2006 to date, the Compensation Committee has not formed any subcommittees or otherwise delegated its authority, although the CEO had the preexisting delegated authority to grant stock options to employees who are not executive officers. The Compensation Committee has since terminated this delegation, as described in more detail below in the Compensation Discussion & Analysis under “Equity Compensation.”

For additional information regarding the scope of the Compensation Committee’s authority and related matters, please see the complete text of the charter available on our website, as described above.

Compensation Committee Meetings

The Compensation Committee holds regularly scheduled meetings throughout the year and holds special meetings as necessary. During 2006, the Compensation Committee held a total of 15 meetings, in person or telephonically. The chairman of the Compensation Committee establishes the agenda for each meeting. The Compensation Committee typically meets in executive session at the end of each meeting. In addition to the meetings of the Compensation Committee, the chairman of the Compensation Committee communicates regularly with the other members of the Compensation Committee and, as necessary, other independent directors, regarding executive compensation matters.

Role of Executive Officers in Determining or Recommending Executive or Director Compensation

The Compensation Committee confers with the Company’s CEO and other executive officers in determining executive and director compensation. The Compensation Committee’s charter states that, as necessary or desirable, the Committee’s chairman may invite any director, officer or employee of the Company, or other persons whose advice and counsel are sought by the Compensation Committee, to be present at meetings of the Compensation Committee, consistent with the maintenance of confidentiality of compensation discussions. The charter provides that the CEO may not be present during voting or deliberations regarding the CEO’s performance or compensation. At the Compensation Committee’s request, the compensation consultant engaged by the Compensation Committee in 2006 met with members of the Company’s management on several occasions to obtain their input regarding the Company’s executive compensation programs and the Company’s overall strategy.

Role of Compensation Consultant

The Compensation Committee’s charter provides that the Committee is empowered, without the approval of the Board or management, to engage and compensate outside legal, compensation, accounting and other advisers, as it determines necessary to carry out its duties. The charter further provides that the Compensation Committee has the sole authority to retain and terminate any consultant that it uses to assist in the Compensation Committee’s evaluation of CEO or executive compensation and has the sole authority to approve that consultant’s fees and other retention terms.

From January 1, 2006 to the present, the Compensation Committee has engaged one compensation consultant to advise the Compensation Committee, AON Consulting, referred to below in this proxy statement as “AON.”

On March 27, 2006, the Compensation Committee engaged AON to advise the Compensation Committee regarding various alternatives to enable the Company to conserve cash and provide additional opportunities for equity ownership by permitting participants in the Company’s Management Incentive Compensation Program (MICP) to elect to receive all or a portion of their MICP incentive payments in the form of deferred stock units (DSUs) instead of cash. At the same time, AON provided advice regarding a similar program for non-employee directors, pursuant to which non-employee directors may elect to receive all or a portion of their retainers and meeting fees in the form of DSUs instead of cash. These programs are described in more detail below on pages 21 through 22 and 44.

On August 2, 2006, the Compensation Committee engaged AON to advise the Compensation Committee regarding the Company’s executive compensation programs. Under its engagement letter, AON was instructed to:

•	collect and review information regarding the Company’s current executive compensation programs;

•	conduct a comprehensive competitive market pay assessment for the Company’s executive officers, including the positions of (i) CEO, (ii) President and Chief Operating Officer, (iii) Senior Vice President, Finance and Chief Financial Officer and (iv) Senior Vice President, Legal Affairs and General Counsel;

•	compare and contrast pay for the Company’s executive officers with that of the competitive labor market at the 25th, 50th, and 75th percentiles, utilizing AON’s proprietary Radford Surveys database of medical device companies and AON’s eComp database of publicly traded companies as primary data sources for this project (throughout the process AON also provided data regarding the 65th percentile where reasonably feasible);

•	develop a competitive peer group of companies for the analysis around the Company’s relevant sales size and/or market capitalization;

•	compare all major forms of compensation including salary, annual incentives and long-term incentives, assessing the present value of the long-term incentive portion by converting all grant forms to cash equivalent values; and

•	review and comment on the Company’s current compensation programs and practices for executive officers.

In performing these services, the representative of AON assigned to the Company participated in several meetings of the Compensation Committee. In addition, at the Compensation Committee’s request, the AON representative met with members of the Company’s management on several occasions to obtain their input regarding the Company’s executive compensation programs and the Company’s overall strategy.

Constitution of Compensation Committee

The membership of the Compensation Committee has changed during the past two years. From September 9, 2004 until June 22, 2005 (the date of the Company’s 2005 Annual Meeting of Stockholders), the Compensation Committee consisted of Terrence A. Noonan and Michael J. Strauss, M.D. On and after June 22, 2005, the Compensation Committee consisted of John R. Daniels, M.D., Eric S. Kentor and Michael J. Strauss, M.D. Dr. Strauss did not stand for reelection in 2006 and therefore ceased to serve as a director of the Company effective on May 18, 2006 (the date of the Company’s 2006 Annual Meeting of Stockholders). He was replaced on the Compensation Committee by David L. Goldsmith, effective May 18, 2006. From May 18, 2006 to the present, the Compensation Committee has consisted of Dr. Daniels and Messrs. Kentor and Goldsmith.

Compensation Committee Interlocks, Insider Participation and Independence

None of the members of the Compensation Committee (Dr. Daniels and Messrs. Kentor and Goldsmith):

•	has ever been an officer or employee of the Company;

•	is or was a participant in a “related party” transaction for purposes of Item 404 of Regulation S-K from January 1, 2006 to the present (see page 48 for a description of our policy on related party transactions); or

•	is an executive officer of another entity, at which one of our executive officers serves on the board of directors.

There are no Compensation Committee interlocks between the Company and other entities involving the Company’s executive officers and directors. The Board of Directors has determined that all members of the Compensation Committee are “independent,” as defined in the NASDAQ listing standards.

Nominating and Corporate Governance Committee

The Board of Directors has established a Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee:

•	monitors the size and composition of the Board of Directors;

•	assesses the performance and effectiveness of the Board of Directors;

•	makes recommendations from time to time, or whenever it is called upon to do so, regarding nominees for election to the Board of Directors; and

•	establishes, implements and monitors policies and procedures regarding principles of corporate governance, conduct and ethics for our directors, officers and employees.

Dr. Daniels and Messrs. Kentor and Noonan are members of the Nominating and Corporate Governance Committee. During 2006, the Nominating and Corporate Governance Committee held a total of five meetings, in person or telephonically. The Board of Directors has determined that all members of the Nominating and Corporate Governance Committee are “independent,” as defined in the NASDAQ listing standards. A copy of the current charter of the Nominating and Corporate Governance Committee is available on our website www.endocare.com under the menu item entitled “On Endocare — Corporate Governance Documents.”

The Nominating and Corporate Governance Committee will consider nominations submitted by our stockholders. The Nominating and Corporate Governance Committee evaluates candidates proposed by stockholders using the same criteria as for other candidates. The charter of the Nominating and Corporate Governance Committee provides that the following are among the qualifications to be considered when evaluating and selecting candidates for the Board of Directors:

•	experience in business, finance or administration;

•	familiarity with our industry;

•	prominence and reputation; and

•	whether the individual has sufficient time available to devote to the work of the Board of Directors and one or more of its committees.

In addition, our Corporate Governance Guidelines provide that Board members will possess certain core competencies, some of which may include broad experience in business, finance or administration, familiarity with national and international business matters and familiarity with our industry. In addition to having one or more of these core competencies, Board member nominees are identified and considered on the basis of knowledge, experience, integrity, diversity, leadership, reputation and ability to understand our business. A copy of our current Corporate Governance Guidelines is available on our website www.endocare.com under the menu item entitled “On Endocare — Corporate Governance Documents.”

Procedures for Stockholders to Make Nominations

The Bylaws set forth the procedures that stockholders must follow in order to nominate persons for election as directors. The Bylaws provide that such nominations must be made pursuant to timely notice in writing to our Secretary, at 201 Technology Drive, Irvine, California 92618. To be timely, a stockholder’s notice must be delivered to or mailed and received at such address by no later than the due date for stockholder proposals that is specified in our proxy statement released to stockholders in connection with the previous year’s annual meeting of stockholders, which date shall be not less than 120 calendar days in advance of the date of such proxy statement; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s annual meeting, notice by the stockholder to be timely must be so received a reasonable time before we begin to print and mail our proxy materials.

According to the Bylaws, such stockholder’s notice must set forth:

•	as to each person, if any, whom the stockholder proposes to nominate for election or reelection as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of our shares that are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and

•	as to such stockholder giving notice, the following information: (A) the name and address, as they appear on our books, of such stockholder, (B) the class and number of our shares which are beneficially owned by such stockholder, and (C) any material interest of such stockholder in the election to the Board of Directors of such nominee.

Communications to the Board of Directors

The Board of Directors recommends that stockholders initiate any communications with the Board in writing and send them in care of Clint B. Davis, Senior Vice President, Legal Affairs, General Counsel and Secretary, at 201 Technology Drive, Irvine, California 92618. This centralized process will assist the Board in reviewing and responding to stockholder communications in an appropriate manner. The name of any specific intended Board recipient should be noted in the communication. The Board has instructed our Secretary to forward such correspondence only to the intended recipients; however, the Board has also instructed our Secretary, prior to forwarding any correspondence, to review such correspondence and, in his or her discretion, not to forward certain items if they are deemed of a commercial or frivolous nature or otherwise inappropriate for the Board’s consideration. In such cases, some of that correspondence may be forwarded elsewhere in the Company for review and possible response.

Financial Code of Ethics

We have adopted a financial code of ethics that applies to all of our employees. This financial code of ethics constitutes a “code of ethics,” as defined in SEC Regulation S-K Item 406(b). A copy of our current financial code of ethics is available on our website www.endocare.com under the menu item entitled “On Endocare — Corporate Governance Documents.” If we make any amendments to our financial code of ethics, other than technical, administrative or other non-substantive amendments, or grant any waivers, including implicit waivers, from a provision of our financial code of ethics to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, then we will disclose the nature of the amendment or waiver, its effective date and to whom it applies on our website www.endocare.com under the menu item entitled “On Endocare — Corporate Governance Documents” or in a report on Form 8-K filed with the SEC.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that the stockholders vote FOR each of the six nominees identified above.

PROPOSAL 2

AUTHORIZATION OF THE BOARD OF DIRECTORS, IN ITS DISCRETION, TO AMEND THE COMPANY’S RESTATED CERTIFICATE OF INCORPORATION TO EFFECTUATE A REVERSE STOCK SPLIT OF OUR COMMON STOCK, AT AN EXCHANGE RATIO RANGING FROM ONE-TO-TWO TO ONE-TO-FIVE, INCLUDING ANY FRACTION WITHIN THAT RANGE, AT ANY TIME BEFORE MAY 10, 2009

General

At a Special Meeting of Stockholders held on May 18, 2006, our stockholders voted (with the approval of more than 70% of our outstanding shares) to authorize our Board of Directors, in its discretion, to amend our Restated Certificate of Incorporation to effectuate a reverse stock split of all outstanding shares of our common stock at an exchange ratio ranging from one-to-two to one-to-five at any time before May 18, 2007.

As of the date of this proxy statement, the Board has not yet effectuated the amendment and reverse stock split. The Board has recommended that this Proposal 2 be presented to our stockholders for approval at the Annual Meeting, in order to:

•	extend the period of time in which the Board is authorized to effectuate the amendment and reverse stock split until May 10, 2009; and

•	modify the proposed amendment and reverse stock split so that the exchange ratio can consist of fractions and not just whole numbers, to provide the Board with additional flexibility in determining the appropriate exchange ratio.

If our stockholders approve this Proposal 2, then the Board will be authorized, in its discretion, to amend our Restated Certificate of Incorporation to effectuate a reverse stock split of all outstanding shares of our common stock at an exchange ratio ranging from one-to-two to one-to-five, including any fraction within that range, at any time before May 10, 2009.

If this Proposal 2 is approved, then the Board of Directors will have the sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law to elect, as it determines to be in the best interests of Endocare and its stockholders, whether or not to effectuate the amendment and reverse stock split, and if so, the number of shares of our common stock between and including two and five (including any fraction within that range) that will be combined into one share of our common stock, at any time before May 10, 2009. The Board believes that stockholder approval of an amendment granting the Board this discretion, rather than approval of a specified exchange ratio, provides the Board with the flexibility to react to then-current market conditions and, therefore, is in the best interests of Endocare and its stockholders.

The text of the form of the proposed amendment to our Restated Certificate of Incorporation is attached to this proxy statement as Appendix A. By approving this amendment, stockholders will approve an amendment to our Restated Certificate of Incorporation pursuant to which any number of outstanding shares between and including two and five (including any fraction within that range) would be combined into one share of our common stock and authorize the Board to file such amendment as determined by the Board in the manner described herein. The Board may also elect not to effectuate any reverse split.

If approved by the stockholders, and following such approval, the Board determines that effectuating a reverse stock split is in the best interests of Endocare and its stockholders, the reverse stock split will become effective upon filing such amendment with the Secretary of State of the State of Delaware. The amendment filed thereby will contain the number of shares selected by the Board within the limits set forth in this proposal to be combined into one share of our common stock.

If the Board elects to effectuate a reverse stock split following stockholder approval, the number of issued and outstanding shares of common stock would be reduced in accordance with an exchange ratio determined by the Board within the limits set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of our outstanding common stock immediately following the reverse stock split as such stockholder held immediately prior to the reverse stock split. Currently, Endocare is authorized to issue up to a total of 51,000,000 shares of capital stock, consisting of 1,000,000 shares of preferred stock and 50,000,000 shares of common stock. The amendment would not change the number of total authorized shares of our capital stock. Thus, immediately following the reverse stock split, the total number of authorized shares of capital stock would remain at 51,000,000, consisting of 1,000,000 shares of preferred stock and 50,000,000 shares of common stock. The par value of our common stock and preferred stock would remain unchanged at $0.001 per share as well. Currently, the Board does not have any specific plans to issue additional shares of our common stock following any reverse stock split. However, as previously disclosed, the Company has entered into a financing arrangement with Fusion Capital Fund II, LLC (“Fusion Capital”) pursuant to which the Company may sell shares of common stock to Fusion Capital from time to time.

Reasons for the Possible Reverse Stock Split

We believe that a reverse stock split may be necessary for us to achieve the relisting of our stock on a national exchange or market. Our stock is currently quoted on the Over-the-Counter Bulletin Board, or OTCBB. Alternative markets such as the OTCBB are generally considered to be less efficient and not as widely followed as national exchanges or markets such as those operated by NASDAQ or the American Stock Exchange. In addition, certain mutual funds and other institutional investors are prohibited by their bylaws from investing in companies that trade on alternative markets such as the OTCBB.

In order for us to list our stock on a market operated by NASDAQ or the American Stock Exchange, we must satisfy certain listing standards, some of which require a minimum bid price. For example, certain listing standards of the NASDAQ Capital Market would require that our stock have a minimum bid price of at least $4.00 per share and certain listing standards of the NASDAQ Global Market would require that our stock have a minimum bid price of at least $5.00 per share. In addition, certain listing standards of the American Stock Exchange would require that our stock have a minimum bid price of at least $2.00 per share. As of March 15, 2007, the closing price for our stock as reported on the OTCBB was $2.15 per share. Of course, we cannot predict whether this share price will be maintained or increased in the future.

In many instances historically the markets have reacted negatively to the effectuation of a reverse stock split. Our stock may be negatively affected if our Board decides to proceed with a reverse stock split. However, we believe that our circumstances and rationale for the reverse stock split differentiate us from many other companies that have effectuated reverse stock splits. Among other things, we would be effectuating a reverse stock split to qualify our stock for relisting, whereas many other companies have effectuated reverse stock splits to avoid delisting in the face of dire financial or operational circumstances.

We expect that a reverse stock split of our common stock would increase the market price of our common stock so that we would be better able to satisfy the minimum bid price listing standards of a national market or exchange like the NASDAQ Capital Market, NASDAQ Global Market or the American Stock Exchange. However, the effect of a reverse split upon the market price of our common stock cannot be predicted with any certainty. It is possible that the per share price of our common stock after the reverse split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse stock split, and there can be no assurance that the market price per post-reverse split share will either exceed or remain in excess of the minimum bid price for a sustained period of time. The market price of our common stock may be based also on other factors that may be unrelated to the number of shares outstanding, including our future performance. Notwithstanding the foregoing, we believe that the proposed reverse stock split, when implemented within the proposed exchange ratio range, is likely to result in the market price of our common stock rising to the level necessary to satisfy the minimum bid price requirement for relisting on a national exchange or market.

We also believe that the increased market price of our common stock expected as a result of implementing a reverse stock split may improve the marketability of our common stock and encourage interest and trading in our common stock. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our common stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. On the other hand, the liquidity of our common stock may be adversely affected by the proposed reverse stock split given the reduced number of shares that would be outstanding after the reverse stock split. We are hopeful, however, that the anticipated higher market price would reduce, to some extent, the negative effects on the liquidity and marketability of the common stock inherent in some of the policies and practices of institutional investors and brokerage houses described above.

We are hopeful that the price of our stock will increase over time as a result of positive developments in our business and our operating performance. Nevertheless, if the price of our stock does not increase significantly in the short term, a reverse stock split may be necessary or desirable to achieve the relisting of our stock.

Board Discretion to Implement the Reverse Stock Split

If the reverse stock split is approved by our stockholders, it will be effectuated, if at all, only upon a determination by the Board that a reverse stock split (with an exchange ratio determined by the Board as described above) is in the best interests of Endocare and its stockholders. The determination by the Board as to whether the reverse split will be effected, if at all, will be based upon various factors, including our ability to satisfy applicable listing requirements, existing and expected marketability and liquidity of our common stock, prevailing market conditions and the likely effect on the market price of our common stock. If the Board determines to effectuate the reverse stock split, the Board will consider various factors in selecting the specific exchange ratio, including the overall market conditions at the time and the recent trading history of our common stock.

Notwithstanding approval of the reverse stock split by the stockholders, the Board may, in its sole discretion, abandon the proposed amendment and determine prior to the effectiveness of any filing with the Secretary of State of the State of Delaware not to effect the reverse stock split before May 10, 2009, as permitted under Section 242(c) of the Delaware General Corporation Law. If the Board does not effectuate the reverse stock split before May 10, 2009, stockholder approval again would be required prior to implementing any reverse stock split.

Effects of the Reverse Stock Split

After the effective date of the proposed reverse stock split, each stockholder will own a reduced number of shares of our common stock. However, the proposed reverse stock split will affect all of our stockholders uniformly and will not affect any stockholder’s percentage ownership interest, except to the extent that the reverse stock split results in any of our stockholders owning a fractional share as described below. Proportionate voting rights and other rights and preferences of the holders of our common stock will not be affected by the proposed reverse stock split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of common stock immediately prior to the reverse stock split would continue to hold 2% of the voting power of the outstanding shares of common stock immediately after the reverse stock split. The number of stockholders of record will not be affected by the proposed reverse stock split (except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the proposed reverse stock split).

Although the proposed reverse stock split will not affect the rights of stockholders or any stockholder’s proportionate equity interest in Endocare, subject to the treatment of fractional shares, the number of authorized shares of common stock and preferred stock will not be reduced. This will increase significantly the ability of the Board to issue authorized and unissued shares without further stockholder action. The issuance in the future of such additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of common stock. The effective increase in the number of authorized but unissued shares of common stock may be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of our Restated Certificate of Incorporation or Bylaws.

The proposed reverse stock split will reduce the number of shares of common stock available for issuance upon exercise of our outstanding stock options in proportion to the exchange ratio of the reverse stock split and will effect a proportionate increase in the exercise price of such outstanding stock options. In connection with the proposed reverse stock split, the number of shares of common stock issuable upon exercise or conversion of outstanding stock options will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding. The proposed reverse stock split would have a similar effect upon our outstanding warrants and stock purchase rights under our stockholder rights plan. However, any fractional shares that would result from exercises of our outstanding warrants would be paid in cash, instead of being rounded to the nearest whole share.

If the proposed reverse stock split is implemented, it will increase the number of stockholders of Endocare who own “odd lots” of less than 100 shares of our common stock and decrease the number of stockholders who own “whole lots” of 100 shares or more of our common stock. Brokerage commissions and other costs of transactions in odd lots are generally higher than the costs of transactions of whole lots or a greater number of shares. In addition, certain listing standards of exchanges or markets like those operated by NASDAQ or the American Stock Exchange may require that we have a certain minimum number of holders of whole lots.

Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and we are subject to the periodic reporting and other requirements of the Securities Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Securities Exchange Act.

Effective Date

The proposed reverse stock split would become effective as of 5:00 p.m., Eastern time on the date of filing of a Certificate of Amendment to our Restated Certificate of Incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the effective date, shares of common stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the stockholders, into new shares of common stock in accordance with the reverse stock split ratio determined by the Board within the limits set forth in this proposal.

Payment for Fractional Shares

No fractional shares of common stock will be issued as a result of the proposed reverse stock split. Instead, stockholders who otherwise would be entitled to receive fractional shares, upon surrender to the exchange agent of such certificates representing such fractional shares, will be entitled to receive cash in an amount equal to the product obtained by multiplying (i) the fair market value of our common stock as determined by the Board on the effective date by (ii) the number of shares of our common stock held by such stockholder that would otherwise have been exchanged for such fractional share interest.

Exchange of Stock Certificates

As soon as practicable after the effective date, stockholders will be notified that the reverse split has been effected. Our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates. We refer to such person as the “exchange agent.” Holders of pre-reverse split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for certificates representing post-reverse split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a stockholder until such stockholder has surrendered such stockholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent. Stockholders should not destroy any stock certificate and should not submit any certificates until requested to do so.

Accounting Consequences

The par value per share of our common stock would remain unchanged at $0.001 per share after the reverse stock split. As a result, on the effective date of the reverse split, the stated capital on our balance sheet attributable to the common stock will be reduced proportionally, based on the exchange ratio of the reverse stock split, from its present amount, and the additional paid-in capital account shall be credited with the amount by which the stated capital is reduced. The per share common stock net income or loss and net book value will be increased because there will be fewer shares of our common stock outstanding. We do not anticipate that any other accounting consequences would arise as a result of the reverse stock split.

No Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights with respect to our proposed amendment to our Restated Certificate of Incorporation to effectuate the reverse stock split, and we will not independently provide our stockholders with any such rights.

Material Federal U.S. Income Tax Consequences of the Reverse Stock Split

The following is a summary of certain U.S. federal income tax considerations of the proposed reverse stock split. It addresses only U.S. Stockholders (as defined herein) who hold the pre-reverse split shares and post-reverse split shares as capital assets. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the “IRS”) and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). It does not address tax considerations under state, local, foreign and other laws.

As used herein, the term “U.S. Stockholder” means (i) an individual who is a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation created or organized in or under (or treated for U.S. federal income tax purposes as created or organized in or under) the laws of the United States or any state thereof or the District of Columbia, (iii) an estate subject to U.S. federal income taxation without regard to the source of its income, and (iv) a trust if (a) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more U.S. fiduciaries have the authority to control all of the trust’s substantial decisions, or (b) the trust has in effect a valid election to be treated as a United States person within the meaning of the U.S. Treasury Regulations. The discussion does not address the U.S. federal income tax considerations that affect the treatment of an entity that is a partnership for U.S. federal income tax purposes and that holds the pre-reverse split shares and post-reverse split shares, or the partners of such partnership. Such partnerships and their partners should consult their own tax advisors. The discussion does not purport to be complete and does not address stockholders subject to special rules, such as stockholders that are not U.S. Stockholders, or that are financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, stockholders who hold the pre-reverse split shares as part of a straddle, hedge or conversion transaction or other risk reduction strategy, stockholders who hold the pre-reverse split shares as qualified small business stock within the meaning of Section 1202 of the Code, stockholders who are subject to the alternative minimum tax provisions of the Code and stockholders who acquired their pre-reverse split shares pursuant to the exercise of employee stock options or otherwise as compensation. Furthermore, we have not obtained a ruling from the IRS or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split. ACCORDINGLY, ALL STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE REVERSE STOCK SPLIT.

The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the reverse split qualifies as a reorganization, a U.S. Stockholder generally will not recognize gain or loss on the reverse stock split, except (as discussed below) to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse split shares. The aggregate tax basis of the post-reverse split shares received will be equal to the aggregate tax basis of the pre-reverse split shares exchanged therefor (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-reverse split shares received will include the holding period of the pre-reverse split shares exchanged.

A holder of the pre-reverse split shares who receives cash in lieu of a fractional share interest in the post-reverse split shares will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-reverse split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-reverse split shares were held for one year or less and long term if held more than one year. It is assumed for this purpose that cash will be paid in lieu of fractional shares only as a mechanical rounding off of fractions resulting from the exchange rather than separately bargained-for consideration. It is also assumed that the reverse split is not being undertaken to increase any stockholder’s proportionate ownership of the Company.

No gain or loss will be recognized by the Company as a result of the reverse stock split.

Required Vote

The affirmative vote of the holders of a majority of the outstanding shares of our common stock, voting in person or by proxy, is required to authorize the amendment to our Restated Certificate of Incorporation. Abstentions and broker non-votes will have the same effect as negative votes on this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that the stockholders vote FOR this Proposal 2.

PROPOSAL 3

RATIFICATION OF INDEPENDENT AUDITOR

We are asking the stockholders to ratify the Board’s selection of Ernst & Young LLP as our independent auditor for the fiscal year ending December 31, 2007. Neither Ernst & Young LLP nor any of its members has any relationship with us or any of our affiliates, except in the firm’s capacity as our independent auditor.

In the event the stockholders fail to ratify the selection, the Board may reconsider its selection. Even if the selection is ratified, the Board, in its discretion, may direct the appointment of a different independent auditor at any time during the fiscal year if the Board feels that such a change would be in our and our stockholders’ best interests.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. The affirmative vote of the holders of a majority of the outstanding shares of common stock present or represented by proxy at the Annual Meeting is required to ratify the selection of Ernst & Young LLP.

Fee Information

The following table shows the fees paid or accrued by us for the audit and other services provided by Ernst & Young LLP during 2005 and 2006. In accordance with its charter, our Audit Committee pre-approves all audit and non-audit services provided by our independent auditor to ensure that our independent auditor is not engaged to perform the specific non-audit services proscribed by law or regulation. Under its charter, our Audit Committee may delegate pre-approval authority to a member of the Audit Committee, and the decisions of any Audit Committee member to whom pre-approval authority is delegated must be presented to the full audit committee at its next-scheduled meeting. Our Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of our independent auditor and has concluded that it is.

	2006		2005

Audit Fees, including our annual audits, review of our quarterly reports on Form 10-Q, audit of internal controls over financial reporting and filings with the SEC	$918,615		$1,416,552
Audit-Related Fees, including review of documentation of internal controls over financial reporting	—		$56,000
Tax Fees, including tax compliance and tax advice	—		$31,751
All Other Fees	$1,500	(1)	$1,500	(1)
Totals	$920,115		$1,505,803

(1)	Consists of subscription fee for use of EY Online, an online accounting reference service provided by Ernst & Young LLP.

None of the services related to audit-related fees, tax fees and all other fees described above were approved by our Audit Committee pursuant to the waiver of pre-approval provisions set forth in the applicable rules of the SEC.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends that the stockholders vote FOR this Proposal 3.

PROPOSAL 4

OTHER MATTERS

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the Proxyholders to vote the shares of common stock represented by proxies as the Board may recommend. By the execution of the enclosed proxy, you grant discretionary authority to the Proxyholders with respect to such other matters.

PRINCIPAL STOCKHOLDERS

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of February 28, 2007, unless otherwise noted, by:

•	each stockholder known to us to own beneficially more than 5% of our common stock;

•	each of our directors, including the six nominees for reelection;

•	each of our executive officers, including each of the Named Executive Officers listed in the “2006 Summary Compensation Table” included below in this proxy statement; and

•	all of our current directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or dispositive power relating to securities. Shares of common stock subject to options, warrants or convertible securities currently exercisable or exercisable within 60 days of February 28, 2007 are deemed to be outstanding for computing the percentage of the person holding such securities and the percentage ownership of any group of which the holder is a member, but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to the community property laws where applicable, the persons or entities named in the table have sole voting and dispositive power with respect to all shares of common stock shown as beneficially owned by them. None of the directors, nominees or executive officers listed below owns any shares of common stock of record but not beneficially. Except as otherwise noted below, the address of each person or entity listed on the table is c/o Endocare, Inc., 201 Technology Drive, Irvine, California 92618.

	Amount and Nature
	of Beneficial	Percentage
Name and Address	Ownership(1)	of Total

DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS
John R. Daniels, M.D.(2)	246,086	*
Craig T. Davenport(3)	1,049,085	3.3%
David L. Goldsmith(4)	38,000	*
Eric S. Kentor(5)	57,000	*
Terrence A. Noonan(6)	60,000	*
Thomas R. Testman(7)	73,500	*
Michael R. Rodriguez(8)	195,834	*
Clint B. Davis(9)	78,125	*
All current directors and executive officers as a group (8 persons)(10)	1,797,630	5.5%
5% STOCKHOLDERS
State of Wisconsin Investment Board(11)	2,900,500	9.3%
P.O. Box 7842
Madison, Wisconsin 53707
Black River Asset Management LLC and affiliates(12)	2,041,071	6.5%
12700 Whitewater Drive
Minnetonka, Minnesota 55343
Midwood Capital Management LLC and affiliates(13)	1,747,838	5.6%
575 Boylston Street, 4th Floor
Boston, Massachusetts 02116

*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or dispositive power with respect to securities. Shares of common stock relating to options, warrants or convertible securities currently exercisable, or exercisable within 60 days of February 28, 2007, are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. As of February 28, 2007, there were 31,215,912 shares of our common stock outstanding.

(2)	Includes (i) 108,303 outstanding shares and (ii) 77,783 shares underlying currently exercisable warrants, all held by Dr. Daniels and his wife AnnaMarie Daniels, as trustees of the Daniels Family Trust UTA 1993. Also includes 60,000 shares subject to options that are exercisable within 60 days after February 28, 2007. In addition to the shares shown in the table, as of February 28, 2007 (i) Dr. Daniels held an aggregate of 20,000 options that are not exercisable within 60 days after February 28, 2007, and (ii) the Daniels Family Trust held an aggregate of 14,357.23 fully-vested DSUs with respect to which shares will become issuable more than 60 days after February 28, 2007.

(3)	Includes 115,287 outstanding shares, 885,833 shares subject to options that are exercisable within 60 days after February 28, 2007 and 47,965 shares underlying currently exercisable warrants. In addition to the shares shown in the table, as of February 28, 2007 Mr. Davenport held an aggregate of (i) 419,167 options that are not exercisable within 60 days after February 28, 2007, (ii) 800,000 unvested RSUs with respect to which shares will become issuable more than 60 days after February 28, 2007, and (iii) 19,244.55 fully-vested DSUs with respect to which shares will become issuable more than 60 days after February 28, 2007.

(4)	Includes 1,500 shares held by David L. Goldsmith, as trustee of the Leah Goldsmith Trust dated January 24, 1998, 750 shares held by David L. Goldsmith, as trustee of the Aaron Goldsmith Trust, dated January 24, 1998, and 750 shares held by Aaron Goldsmith, Mr. Goldsmith’s son. Also includes 35,000 shares subject to options that are exercisable within 60 days after February 28, 2007. In addition to the shares shown in the table, as of February 28, 2007 Mr. Goldsmith held an aggregate of (i) 35,000 options that are not exercisable within 60 days after February 28, 2007, and (ii) 16,160.89 fully-vested DSUs with respect to which shares will become issuable more than 60 days after February 28, 2007.

(5)	Includes 50,000 shares subject to options that are exercisable within 60 days after February 28, 2007. In addition to the shares shown in the table, as of February 28, 2007 Mr. Kentor held an aggregate of (i) 20,000 options that are not exercisable within 60 days after February 28, 2007, and (ii) 17,228.24 fully-vested DSUs with respect to which shares will become issuable more than 60 days after February 28, 2007.

(6)	Represents 60,000 shares subject to options that are exercisable within 60 days after February 28, 2007. In addition to the shares shown in the table, as of February 28, 2007 Mr. Noonan held an aggregate of (i) 20,000 options that are not exercisable within 60 days after February 28, 2007, and (ii) 21,147.52 fully-vested DSUs with respect to which shares will become issuable more than 60 days after February 28, 2007.

(7)	Consists of (i) 8,500 outstanding shares held by the Testman Trust and (ii) 65,000 shares subject to options that are exercisable within 60 days after February 28, 2007. In addition to the shares shown in the table, as of February 28, 2007 Mr. Testman held an aggregate of (i) 20,000 options that are not exercisable within 60 days after February 28, 2007, and (ii) 15,753.46 fully-vested DSUs with respect to which shares will become issuable more than 60 days after February 28, 2007.

(8)	Represents 195,834 shares subject to options that are exercisable within 60 days after February 28, 2007. In addition to the shares shown in the table, as of February 28, 2007 Mr. Rodriguez held an aggregate of (i) 129,166 options that are not exercisable within 60 days after February 28, 2007, (ii) 150,000 unvested RSUs with respect to which shares will become issuable more than 60 days after February 28, 2007, and (iii) 3,473.72 fully-vested DSUs with respect to which shares will become issuable more than 60 days after February 28, 2007.

(9)	Represents 78,125 shares subject to options that are exercisable within 60 days after February 28, 2007. In addition to the shares shown in the table, as of February 28, 2007 Mr. Davis held an aggregate of

(i) 171,875 options that are not exercisable within 60 days after February 28, 2007, (ii) 120,000 unvested RSUs with respect to which shares will become issuable more than 60 days after February 28, 2007, and (iii) 23,376.63 fully-vested DSUs with respect to which shares will become issuable more than 60 days after February 28, 2007.

(10)	Includes 1,555,540 shares subject to options and warrants exercisable within 60 days after February 28, 2007. In addition to the shares shown in the table, as of February 28, 2007, our directors and executive officers held an aggregate of (i) 835,208 options that are not exercisable within 60 days after February 28, 2007, (ii) 1,070,000 unvested RSUs with respect to which shares will become issuable more than 60 days after February 28, 2007, and (iii) 130,742.24 fully-vested DSUs with respect to which shares will become issuable more than 60 days after February 28, 2007.

(11)	Pursuant to a Schedule 13G/A filed on February 12, 2006 with the SEC, the State of Wisconsin Investment Board reported sole voting and dispositive power over 2,900,500 shares.

(12)	Pursuant to a Schedule 13G/A filed on February 14, 2007 with the SEC, Black River Asset Management LLC and affiliates reported voting and dispositive power over 2,041,071 shares. The Schedule 13G/A indicates that: (i) Black River Asset Management LLC has dispositive and voting power over all 2,041,071 shares; and (ii) of these shares, 1,603,871 shares are owned by Black River Long/Short Fund Ltd. and the balance are owned by Black River Long/Short Opportunity Fund LLC.

(13)	Based on information provided by Midwood Capital Management LLC. Consists of (i) 695,496 shares held by Midwood Capital Partners, L.P., (ii) 88,154 shares underlying currently exercisable warrants held by Midwood Capital Partners, L.P., (iii) 922,705 shares held by Midwood Capital Partners QP, L.P. and (iv) 41,483 shares underlying currently exercisable warrants held by Midwood Capital Partners QP, L.P. Ross DeMont and David Cohen, as the managers of Midwood Capital Management LLC, have dispositive and voting power over the shares held by Midwood Capital Partners, L.P. and Midwood Capital Partners QP, L.P.

EXECUTIVE OFFICERS

Our executive officers as of March 31, 2007 are as follows:

Name	Age	Position with Endocare

Craig T. Davenport	54	Chairman, Chief Executive Officer and President
Michael R. Rodriguez	39	Senior Vice President, Finance and Chief Financial Officer
Clint B. Davis	34	Senior Vice President, Legal Affairs, General Counsel and Secretary

Craig T. Davenport has served as our Chief Executive Officer since December 2003. For additional information regarding Mr. Davenport, see above under “Directors and Nominees.”

Michael R. Rodriguez has served as our Senior Vice President, Finance and Chief Financial Officer since August 2004. From January 2004 until August 2004, Mr. Rodriguez served as a consultant to us, providing assistance on a variety of financial and operational projects and compliance with Section 404 of the Sarbanes-Oxley Act. Prior to joining us as a consultant, Mr. Rodriguez served as Executive Vice President and Chief Financial Officer of Directfit, Inc., a provider of information technology staffing services, from June 2000 to November 2003. From September 1997 to June 2000, Mr. Rodriguez held a variety of positions, including Senior Vice President and Chief Financial Officer, with Tickets.com, Inc., a publicly-traded Internet-based provider of entertainment ticketing services and software. From June 1995 to September 1997, Mr. Rodriguez was Corporate Controller and Director of Finance at EDiX Corporation, a medical informatics company. Mr. Rodriguez began his career at Arthur Andersen LLP and was with that firm from 1989 to 1993. Mr. Rodriguez holds a B.S. in accounting from the University of Southern California and an M.B.A. from Stanford University. Mr. Rodriguez is a certified public accountant.

Clint B. Davis joined us in January 2006 as Senior Vice President, Legal Affairs, General Counsel and Secretary. From August 2000 to January 2006, Mr. Davis was a corporate attorney with the San Diego office of Morrison & Foerster LLP. While at Morrison & Foerster, Mr. Davis served as outside counsel to Endocare since January 2003 and represented a number of other life sciences and technology companies in a wide variety of business transactions, contractual arrangements and corporate governance matters. Prior to his employment with Morrison & Foerster LLP, Mr. Davis was a corporate attorney with law firms in Boston and Los Angeles. Mr. Davis holds a B.A. from Rice University and a J.D. from Harvard Law School.

COMPENSATION DISCUSSION & ANALYSIS

Principles Underlying Our Executive Compensation Policies and Decisions

The Company’s overall executive compensation philosophy is that executive compensation policy, practice and decisions should be guided by four key principles:

•	Pay for Performance. A significant portion of the total annual compensation of each executive officer should be based on the Company’s performance and the contribution to that performance made by such executive officer;

•	Incentive for Creation of Stockholder Value. In addition to our annual cash incentive programs, we grant equity compensation (in the form of restricted stock units, stock options and deferred stock units, as described below) to provide an incentive and opportunity for our executive officers to participate in the creation of stockholder value through stock price appreciation;

•	Alignment with Stockholders’ Interests. Executive compensation components should align with stockholders’ interests, to the extent reasonably practicable; and

•	Internal Parity and External Competitiveness. In setting and changing each executive officer’s total annual cash compensation and equity compensation, the Company seeks to achieve both internal parity and external competitiveness. For purposes of evaluating external competitiveness, the Company considers market data derived from medical device companies that the Company considers its peers, as described below under “Benchmarking.”

Objectives of Our Compensation Programs

The primary objective of our compensation programs, including our executive compensation program, is to attract, retain and motivate highly qualified employees and directors who are committed to growing the Company’s business and increasing stockholder value in a manner consistent with our five core values:

•	Integrity. We manage our business in an honest, ethical and principled manner;

•	Accountability. We take ownership for our actions and behaviors;

•	Innovation. We encourage creative ideas that advance our processes and technologies;

•	Respect. We are considerate of the needs and opinions of others; and

•	Quality. We are uncompromising in our pursuit of excellence.

In addition, through our equity compensation programs, we strive to promote an ownership mentality among members of senior management and directors and further align their interests with the interests of our stockholders.

Items that Our Compensation Programs Are Designed to Reward

Our compensation programs are designed to foster both teamwork and individual contributions by rewarding both corporate and individual performance. In assessing executive officers’ contributions to the Company, the Compensation Committee considers numerous factors. The most important factors are the Company’s financial performance and each executive’s leadership contributions and commitment to our five core values. The Compensation Committee also considers achievement relative to specific performance objectives set by the Compensation Committee, as described below.

Elements of Our Executive Compensation Programs

Our executive compensation programs consist of three primary elements, which are the same three elements that the Company uses for other members of senior management:

•	Base salary;

•	Incentive awards under our annual Management Incentive Compensation Program (MICP), which are paid in the form of cash, unless an employee elects to receive all or a portion of his award in the form of deferred stock units (DSUs) under our Employee DSU Program; and

•	Equity compensation, which takes the form of restricted stock units (RSUs) or stock options.

Each of these elements is intended to meet a different objective, as described below under “Alignment of Elements of Executive Compensation with Overall Objectives.” They are combined to focus each of our executive officers and other members of senior management on high levels of sustained performance directed at key organizational objectives. A degree of risk/reward potential has been built into our compensation programs to motivate our executive officers and other members of senior management to achieve superior results.

Each of these elements is explained in more detail below. In addition to these three primary elements, our executive compensation programs also include customary employee benefits consisting of medical, dental, accidental death and disability, long-term disability and group term life insurance plans.

Base Salary

Base salary is the guaranteed element of each executive officer’s annual cash compensation. Each of our executive officers has an employment agreement pursuant to which he is entitled to a certain amount of base salary. This amount was determined based on our assessment of the executive officer’s skill set and experience and the market value of that skill set and experience, based on competitive market data, at the time when the Company entered into the respective employment agreement or amendment, as applicable.

Each year, the Company considers whether to adjust the base salaries of senior management, including the executive officers, in order to reward individual performance, keep pace with cost of living increases and respond to competitive considerations. For additional information regarding base salary considerations see below under “Alignment of Elements of Executive Compensation with Overall Objectives.”

Annual Management Incentive Compensation Program (MICP)

The annual Management Incentive Compensation Program (MICP) is a variable cash incentive program designed to motivate participants to achieve the Company’s annual financial and other performance objectives and to reward them for their achievements when those objectives are met. All executive officers, vice presidents and department directors are eligible to be considered for participation in the MICP. The Compensation Committee may permit other employees to participate. The Compensation Committee specifically reviews and approves the MICP performance objectives, achievement percentages and ultimate payouts to the executive officers.

The Compensation Committee approves target incentives and related performance objectives for each participant. Incentive awards are calculated using a formula that includes the participant’s salary, the participant’s target incentive and an achievement percentage based on the performance objectives that apply to the participant.

•	Target Incentives. Each participant’s target incentive is a percentage of the participant’s annual salary. This percentage is determined by the Compensation Committee based on each participant’s position and related responsibilities, except where a participant’s employment agreement or offer letter specifies the percentage (in which case the specified percentage is used). Additional overachievement amounts in excess of these percentages may be paid to reward achievement in excess of performance targets under the MICP.

•	Performance Objectives. In the first quarter of each year, we determine and finalize the performance objectives that will apply to each participant for that year. The Compensation Committee establishes and approves the performance objectives that will apply to each participant who is an executive officer. The performance objectives that will apply to other participants are established and approved by the applicable department head and Vice President, Human Resources, in consultation with the CEO and other members of senior management.

•	Achievement Percentage. In the first quarter of each year, we determine and finalize each participant’s achievement percentage under the MICP for the immediately preceding year. The Compensation Committee reviews and approves the achievement percentage of each participant who is an executive officer. The achievement percentages of other participants are reviewed and approved by the CFO and Vice President, Human Resources, in consultation with the CEO and other members of senior management.

•	Payment. After the achievement percentages are finalized in the first quarter of the year, awards are paid to the participants. Payment is made in the form of cash, unless a participant elects to receive all or a portion of the participant’s award in the form of DSUs under our Employee DSU Program described below.

Employee DSU Program

On May 18, 2006, our Board of Directors adopted the Employee DSU Program. The purposes of the Employee DSU Program are to: (i) enable us to conserve cash that otherwise would be used to make MICP payments; and (ii) enable eligible employees to obtain equity on a tax-deferred basis, with the benefit of a possible additional “premium percentage,” as described below. In addition, the Employee DSU Program further aligns participants’ interests with those of our stockholders.

Elections to participate in the Employee DSU Program are made on an annual basis. A participating employee will receive a percentage (minimum of 25% and maximum of 100%) of the employee’s MICP award for the relevant year in the form of DSUs. Participating employees will select the percentage at the time of electing to participate in the Employee DSU Program for the relevant MICP year. For 2006, the election deadline was June 17, 2006. For 2007, the election deadline is March 23, 2007. In each future year, our Compensation Committee will determine the election deadline applicable to such year.

Each DSU represents the right to receive one share of our common stock in the future on the DSU “payout date,” subject to vesting requirements, as described below.

Our Compensation Committee grants DSUs to participating employees after the end of the applicable election period. Based on the closing stock price on the date that the DSUs are granted, each participating employee will be granted DSUs equal in value to the portion of the employee’s MICP target amount that the employee has elected to receive in the form of DSUs, plus an additional “premium percentage” intended to encourage participation in the Employee DSU Program. Our Compensation Committee determines the premium percentage (if any) annually.

For 2006, the premium percentage was 20%. For 2007, the premium percentage is 20%. These percentages were used because they represented the high end of a range suggested by AON as reasonable based on analogous programs used by other companies. We used the high end of the range to motivate eligible employees to participate in the Employee DSU Program because participation saves the Company cash and further aligns the interests of participants with the interests of our stockholders.

All or a portion of the DSUs granted to a participating employee vest based on the employee’s percentage achievement under the MICP for the applicable year, as determined by the Compensation Committee in the first quarter of the following year. We may permit the employee’s share of any taxes resulting from vesting to be paid by reducing the number of vested DSUs.

Ultimately, each employee’s vested DSUs will be “paid out” to the employee through the issuance to the employee of a corresponding number of shares of our common stock. At the time of making an annual election to participate in the Employee DSU Program, the employee selects as the “payout date” one of the following three options: (i) a predetermined date at least two years after the applicable election deadline (the date would be specified by the employee in the employee’s election form); (ii) the termination of the employee’s employment; or (iii) the earlier of (i) or (ii); provided, however, that if the termination of the employee’s employment occurs earlier than two years after the applicable election deadline, then any issuance of shares that would otherwise be triggered by such termination will be deferred until the date that is two years after the applicable election deadline. In any event, the “payout date” would be accelerated in the case of a change of control of the company or the employee’s death. We may permit the employee’s share of any taxes resulting from the share issuance to be paid by reducing the number of shares issued.

A copy of the Employee DSU Program is attached as Exhibit 10.1 to the Current Report on Form 8-K that we filed with the SEC on May 22, 2006.

Equity Compensation

As noted above, one of the key principles underlying our executive compensation policies and decisions is that executive compensation components should align with stockholders’ interests, to the extent reasonably practicable. We believe that equity compensation such as stock options and RSUs help accomplish this goal in a manner consistent with two other key principles noted above, namely pay for performance and incentive for creation of stockholder value.

Stock options give the employee the right to purchase a certain number of shares of our common stock at a specific price, referred to as the exercise price, for a period of time after the stock options vest (the stock options usually expire on the tenth anniversary of the grant date). The exercise price equals the closing trading price of our common stock on the date on which the stock options are granted. See below under “Timing of Equity Awards” for information regarding how we determine the timing of grants of stock options and other equity awards.

RSUs give the employee the right to receive a certain number of shares of our common stock in the future, when the RSUs vest. Vesting can be based on continued employment and/or achievement of performance objectives. Unlike stock options, there is no exercise price that the employee must pay in order to receive the shares of stock.

The Company historically has used stock options as the primary form of equity compensation. Stock options granted by the Company generally have been structured to vest ratably based on continued employment over a four-year period (25% on the first anniversary of the commencement of employment, with the balance vesting on a monthly basis over the remaining three years). Typically, there were no performance objectives imposed as a condition to the vesting of the options.

The Company’s practice since February 2004 has been that stock option grants to executive officers are approved by the Board of Directors or Compensation Committee, while stock option grants to employees who are not executive officers may be made by the CEO, subject to an annual limit of 50,000 options per employee (plus an additional 50,000 options in connection with the commencement of employment) and an annual aggregate limit of 1,000,000 options. In July 2006, the Compensation Committee added a requirement that grants pursuant to this delegation may be made only on the first business day of the month. In February 2007, the Compensation Committee terminated this delegation completely.

Beginning in 2007, we have decided that, under the Company’s current circumstances and given the considerations described below, RSUs that vest in large part based on performance are a better form of equity compensation for executive officers and other members of senior management. This decision was motivated by several considerations, including our desire to reduce the number of shares and related dilution associated with equity compensation awards as compared to stock options and better align our practice with that of other comparable companies. Utilizing full-value awards such as RSUs requires a smaller number of shares because one full-value award is viewed as more valuable than a stock option award because a stock option award can only be exercised at a profit if the trading price of the Company’s stock exceeds the exercise price of the stock option. A related consideration was a perception among management and our directors that, given the volatility of the Company’s stock, stock options may not always be the most effective way to motivate individuals from an equity compensation perspective, particularly when the trading price of the Company’s stock falls below the exercise price of the stock options. It is important that the Company’s equity compensation programs continue to motivate employees even (or particularly) in periods in which the trading price of the Company’s stock declines. In addition to these considerations, the Compensation Committee saw an opportunity to utilize RSUs to motivate our executive officers and other members of senior management to achieve specific performance objectives, while avoiding the greater potential dilution and stock-price sensitivity associated with stock options.

At the same time, the Compensation Committee decided that in 2007 the Company should continue to utilize stock options with time-based vesting (rather than performance based-vesting) for employees who are not part of the Company’s senior management, as well as the Company’s non-employee directors, consistent with what the Compensation Committee and AON perceived to be the practice prevalent among other companies.

Alignment of Elements of Executive Compensation with Overall Objectives

We believe that the three primary elements of our executive compensation programs align with our overall objectives of:

•	attracting, retaining and motivating highly qualified executives who are committed to growing the Company’s business and increasing stockholder value in a manner consistent with our five core values described above on page 20; and

•	promoting an ownership mentality among members of senior management and further aligning their interests with the interests of our stockholders.

In this regard, as noted above base salary is the guaranteed element of each executive officer’s annual cash compensation. Each of our executive officers has an employment agreement pursuant to which he is entitled to a certain amount of base salary. Each year, the Company considers whether to adjust the base salaries of senior management, including the executive officers, in order to reward individual performance, keep pace with cost of living increases and respond to competitive considerations. We believe that it is essential that the Company continue to pay competitive base salaries in order to achieve our objective of attracting, retaining and motivating highly qualified executives. In addition to the executive’s performance during the prior period, relative competitive data is also taken into consideration in decisions as to base salary.

Our annual MICP supports our objective of motivating our executive officers and other members of senior management by rewarding them for achieving specific annual performance objectives. Participants in the MICP are encouraged to elect to receive all or a portion of their MICP award in the form of DSUs instead of cash to conserve the Company’s capital resources and further align their interests with the interests of our stockholders.

Our equity compensation program aligns with both objectives stated above by giving our executive officers and other members of senior management greater potential ownership interests in the Company through RSUs, most of which are structured so that they will vest only if specific performance objectives are achieved, as described below under “Compensation Decisions Relating to 2007.”

Allocation Among Different Elements of Compensation

Our Compensation Committee regularly reviews tally sheets that show each element of the compensation of each of our executive officers. At least annually, the Compensation Committee reassesses each element of executive compensation on its own and all of the elements in the aggregate. The Compensation Committee also evaluates whether the allocation among different elements of compensation is appropriate. In making this assessment, the Compensation Committee is guided by the principles and objectives described at the beginning of this Compensation Discussion & Analysis, as well as the particular circumstances of the Company and the respective executive officer to the extent deemed relevant to the assessment. The Compensation Committee uses the assistance of an independent compensation consultant when the Compensation Committee deems it appropriate.

Consideration of Accounting and Tax Treatments

We consider the accounting and tax treatments of the various elements of our executive and director compensation programs. In particular, we consider the accounting impact of Statement of Financial Accounting Standard (SFAS) No. 123R and the tax impacts of Section 162(m) and Section 409A of the Internal Revenue Code. In addition, the Compensation Committee considers generally the tax impact of equity compensation on the Company and participants in the Company’s equity compensation programs.

Our management assists the Compensation Committee in evaluating the accounting treatment of alternative forms of equity compensation under SFAS No. 123R. Effective January 1, 2006, we adopted SFAS No. 123R using the modified prospective transition method. Among other things, SFAS No. 123R requires companies to recognize in the financial statements the cost of employee services received in exchange for awards of equity instruments based on the grant date fair value of those awards. Under the modified prospective method, we recognize compensation cost in the financial statements beginning with the effective date based on the requirements of SFAS No. 123R for all share-based payments granted, modified or settled after January 1, 2006, and based on the requirements of SFAS No. 123 for all unvested awards granted prior to the effective date. For additional information regarding SFAS No. 123R, see Note 3 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, which we filed with the SEC on March 16, 2007.

In structuring our executive compensation programs, we consider the impact of Sections 162(m) and 409A of the Internal Revenue Code. Under Section 162(m), a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of the corporation exceeding $1,000,000 in any taxable year, unless the compensation is performance-based and under a stockholder-approved plan. Currently, the Company does not employ any individual with non-performance based compensation paid in excess of the Section 162(m) tax deduction limit. However, because the MICP has not been approved by stockholders and equity grants may from time to time be made outside of stockholder-approved plans, the Company may in the future be prevented from deducting a portion of compensation paid to one or more executives as a result of Section 162(m).

Under Section 409A, if an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the affected employee is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income.

Stock Ownership Guidelines

We have not adopted any guidelines requiring directors or executive officers to own a particular number of shares of the Company’s common stock. Our Corporate Governance Guidelines state that all directors are encouraged to own stock in the Company in an amount that is appropriate for them. All of our directors and executive officers hold equity in the Company through our equity compensation programs and we encourage directors and executive officers to purchase shares of our common stock when permitted under our blackout and insider trading policies. In addition, our directors and executive officers also are encouraged to participate in our DSU programs, which are described on pages 21 through 22 and 44. Since the adoption of the DSU programs, each of our independent directors has elected to participate to the maximum extent possible so that each independent director receives 100% of his retainers and director fees in the form of DSUs instead of cash. Since the adoption of the DSU programs, our executive officers have participated as to the following percentages of their MICP incentive awards: Mr. Davenport, 35% for 2006 and 50% for 2007; Mr. Rodriguez, 25% for 2006 and 25% for 2007; and Mr. Davis, 100% for both 2006 and 2007.

Benchmarking

In conducting its competitive market pay assessment, AON compared and contrasted pay for the Company’s executive officers with that of the competitive labor market at the 25th, 50th, and 75th percentiles, utilizing AON’s proprietary Radford Surveys database of medical device companies and AON’s eComp database of publicly traded companies as primary data sources for this project. Where possible, AON also provided data points for the 65th percentile, which is a target that the Company has historically utilized, as described below. As part of this process, AON developed a competitive peer group of companies for the analysis around the Company’s relevant sales size and/or market capitalization. A complete list of the companies included this peer group is attached to this proxy statement as Appendix B.

As described in the Compensation Committee Report contained in last year’s proxy statement, the Company’s policy for the past few years has been that the total cash compensation of each executive officer should approximate the 65th percentile of executive compensation or medical device companies considered its peers. While the Compensation Committee continues to use the 65th percentile as one reference point in assessing the appropriateness of current executive compensation levels and considering possible adjustments, the Compensation Committee looks beyond competitive data in its deliberations on compensation for executive officers and places significant weight on individual job performance, the Company’s specific circumstances and the overall reasonableness of compensation in light of the principles and objectives discussed above at the beginning of this Compensation Discussion & Analysis. The Compensation Committee also considers the fact that in some cases the Company competes for executive talent with companies that are much larger.

Role of Executive Officers in Compensation Process

The Compensation Committee confers with the Company’s CEO and other executive officers in determining executive and director compensation. The Compensation Committee’s charter states that, as necessary or desirable, the Committee’s chairman may invite any director, officer or employee of the Company, or other persons whose advice and counsel are sought by the Compensation Committee, to be present at meetings of the Compensation Committee, consistent with the maintenance of confidentiality of compensation discussions. The charter provides that the CEO may not be present during voting or deliberations regarding the CEO’s compensation. At the Compensation Committee’s request, AON met with members of the Company’s management on several occasions to obtain their input regarding the Company’s executive compensation programs and the Company’s overall compensation strategy.

Timing of Equity Awards

Given the recent announcements by numerous companies and the SEC’s current focus on stock option plan administration, in July 2006 our Audit Committee requested that management conduct an internal review of our historical stock option practices, the timing of stock option grants and related accounting and documentation. Based on this review, management identified several stock option grants made between 1997 and 2002 for which the actual measurement dates appeared to differ from the recorded grant dates. Management analyzed the potential accounting impact, assuming that the measurement dates for these option grants differ from the recorded grant dates, and concluded that the financial impact did not necessitate adjustment to or restatement of our previously-issued financial reports. Management reported the results of its review to our Audit Committee and Board of Directors at their regularly scheduled meetings on July 26, 2006. Following these meetings, we contacted the SEC and the DOJ and reported our findings. On August 1, 2006, we met with the SEC staff to discuss our findings and later received a subpoena from the SEC requesting additional option-related information. We have responded to this subpoena and will continue to fully cooperate with the SEC and DOJ and with their ongoing investigations related to certain former officers and former directors of the Company.

Management subsequently identified certain stock option grants made in 2003 for which the actual measurement dates may differ from the recorded grant dates. However, similar to the grants between 1997 and 2002 previously identified, management concluded that the financial impact of the 2003 grants did not necessitate adjustment to or restatement of our previously-issued financial reports.

The Company’s current practice is that all equity compensation awards are made at or above the market price on the date that the award is approved. In general, annual equity compensation awards to continuing employees are approved by the Compensation Committee at a meeting of the Compensation Committee in the first quarter of the year, in conjunction with the Compensation Committee’s annual review of the Company’s compensation programs. The Compensation Committee may make awards at other times during the year when the Compensation Committee decides that it is necessary or advisable, usually for retention purposes or to reward performance. Awards to new hires are typically made by the Compensation Committee at the first meeting of the Compensation Committee following the applicable hire date. The Compensation Committee may approve equity awards by unanimous written consent, but the Compensation Committee’s standard practice is to approve equity awards at meetings of the Compensation Committee. We do not have any specific program, plan or practice to time the grant of equity awards in coordination with material non-public information. However, the Compensation Committee does not intend to grant equity awards in anticipation of the release of material nonpublic information that is likely to result in changes to the trading price of the Company’s sock, such as a significant positive or negative earnings announcement. Similarly, the Company does not intend to time the release of material nonpublic information based on equity award grant dates.

Executive Compensation Decisions relating to 2006

2006 Executive Officer Base Salary Adjustments

In the first quarter of 2006, the Compensation Committee conducted its annual review of executive compensation, including executive officer base salaries. In conducting this review, the Compensation Committee referred to, among other things, the compensation analysis prepared in the Spring of 2005 by Compensia, an independent compensation consultant engaged in 2005 by the Compensation Committee (then consisting of Mr. Noonan and Dr. Strauss). The Compensation Committee considered both internal parity and external competitiveness in determining whether to adjust executive officer base salaries.

The Compensation Committee ultimately decided not to make any adjustment to Mr. Davenport’s base salary for 2006. Mr. Davenport’s salary had been increased effective March 1, 2005 from $312,000 to

$390,000 in connection with the amendment to Mr. Davenport’s employment agreement that was approved by the Compensation Committee (then consisting of Mr. Noonan and Dr. Strauss) on April 27, 2005.

The Compensation Committee increased Mr. Nydam’s base salary from $262,032 to $269,893, effective January 1, 2006. This 3% increase was consistent with the Company’s standard average 3% merit increase described above under “Alignment of Elements of Executive Compensation with Overall Objectives.”

The Compensation Committee increased Mr. Rodriguez’s base salary from $202,000 to $216,140, effective January 1, 2006. The Compensation Committee determined that this 7% increase was appropriate based on Mr. Rodriguez’s performance and based on the market data in the Compensia report.

The Compensation Committee did not make any adjustment to Mr. Davis’ base salary of $238,000. Mr. Davis’ base salary had just been established and approved by the Board of Directors as part of the employment agreement into which the Company entered with Mr. Davis on January 12, 2006 in connection with his hiring.

2006 MICP Terms Applicable to Executive Officers

On March 8, 2006, the Compensation Committee approved the 2006 MICP. A copy of the 2006 MICP is attached as Exhibit 10.1 to the Current Report on Form 8-K that we filed with the SEC on March 14, 2006. See the table below entitled “Grants of Plan-Based Awards in 2006.”

The maximum incentive payable under the 2006 MICP to the executive officers was the percentage of annual base salary that is specified in their respective employment agreements, as follows: 85% for Mr. Davenport and 40% for each of Messrs. Nydam, Rodriguez and Davis. Additional overachievement amounts in excess of these percentages could be paid to reward achievement in excess of performance targets under the 2006 MICP Program. Mr. Nydam ceased to be employed by the Company on September 22, 2006. As a result, he became ineligible to participate in the 2006 MICP.

The Compensation Committee approved four performance objectives applicable to Mr. Davenport under the 2006 MICP:

1. A corporate objective relating to growth in the number of domestic cryoablation procedures in 2006 (weighted 30% of the total);

2. A corporate objective relating to managing operating expenses in 2006 (weighted 20% of the total);

3. A corporate objective relating to managing cash use in 2006 (weighted 30% of the total); and

4. An individual objective relating to the development of a 2007-2009 strategic plan for the Company (weighted 20% of the total).

The Compensation Committee approved six performance objectives applicable to Mr. Rodriguez under the 2006 MICP:

1. A corporate objective relating to growth in the number of domestic cryoablation procedures in 2006 — the same as Mr. Davenport’s first objective (weighted 10% of the total);

2. A corporate objective relating to managing operating expenses in 2006 — the same as Mr. Davenport’s second objective (weighted 15% of the total);

3. A corporate objective relating to managing cash use in 2006 — the same as Mr. Davenport’s third objective (weighted 25% of the total);

4. An individual objective relating to managing the accounting and finance department’s achievement of monthly close and quarterly forecast targets (weighted 5% of the total);

5. An individual objective relating to managing certain categories of expenses (weighted 20% of the total); and

6. An individual objective relating to reducing outside accounting and consulting expenses (weighted 20% of the total).

The Compensation Committee approved five performance objectives applicable to Mr. Davis under the 2006 MICP:

1. A corporate objective relating to growth in the number of domestic cryoablation procedures in 2006 — the same as the first objective used for Messrs. Davenport and Rodriguez (weighted 20% of the total);

2. A corporate objective relating to managing operating expenses in 2006 — the same as the second objective used for Messrs. Davenport and Rodriguez (weighted 15% of the total);

3. A corporate objective relating to managing cash use in 2006 — the same as the third objective used for Messrs. Davenport and Rodriguez (weighted 15% of the total);

4. An individual objective relating to reducing outside legal expenses (weighted 30% of the total); and

5. An individual objective relating to participation in specific professional development activities designed to improve Mr. Davis’ proficiencies in particular legal and business areas aligned with the Company’s business (weighted 20% of the total).

Consistent with the Company’s practice, the Compensation Committee set challenging targets for each of the executive officers so that 100% achievement would require superior performance.

On February 21, 2007, our Compensation Committee determined the overall achievement percentage for each executive officer under the 2006 MICP, as follows:

•	Mr. Davenport’s overall achievement percentage was 37.50%, meaning that he earned a total incentive amount of $124,313. If Mr. Davenport had achieved 100% of his objectives, then he would have earned $331,500 (85% of his 2006 salary);

•	Mr. Rodriguez’s overall achievement percentage was 36.26%, meaning that he earned a total incentive amount of $31,263. If Mr. Rodriguez had achieved 100% of his objectives, then he would have earned $86,220 (40% of his 2006 salary); and

•	Mr. Davis’ overall achievement percentage was 60.23%, meaning that he earned a total incentive amount of $52,597. If Mr. Davis had achieved 100% of his objectives, then he would have earned $87,328 (40% of his 2006 salary).

Under our Employee DSU Program, each of the executive officers elected in June 2006 to receive a percentage of his potential 2006 MICP award in the form of DSUs instead of cash, as follows: Mr. Davenport, 35%; Mr. Rodriguez, 25%; and Mr. Davis, 100%.

The Compensation Committee exercised its discretion with respect to Mr. Davis’ achievement percentage and related payout by excluding certain expenses relating to the Company’s mediation with KPMG for purposes of determining the extent to which Mr. Davis achieved his 2006 MICP objective relating to the reduction of outside legal expenses. As a result of this exercise of discretion, Mr. Davis’ aggregate achievement percentage under the 2006 MICP was 60.23%, resulting in the vesting of 23,376.63 of the DSUs granted to Mr. Davis in June 2006 under the Employee DSU Program. If the Compensation Committee had not exercised its discretion, then Mr. Davis’ aggregate achievement percentage under the 2006 MICP would have been 31.13%, resulting in the vesting of 12,082.26 DSUs. There was no cash impact on the Company because, as noted above, Mr. Davis had elected in June 2006 to receive 100% of his award under the 2006 MICP in the form of DSUs, instead of cash.

2006 Equity Compensation Awards to Executive Officers

The Compensation Committee reviewed tally sheets in the first quarter of 2006 showing each executive officer’s compensation, including total holdings of stock options. Based on this review and the Compensation

Committee’s assessment of each executive officer’s performance, the Compensation Committee recommended to the Board of Directors and on February 23, 2006 the Board of Directors approved the grant to Mr. Davenport of an additional option to purchase 80,000 shares and the grant to each of Messrs. Nydam and Rodriguez of an additional option to purchase 50,000 shares. The exercise price of these options was set at the closing price on February 23, 2006, which was $3.31.

The Compensation Committee did not recommend granting any additional options to Mr. Davis because Mr. Davis had just been hired and received an option to purchase 250,000 shares in connection with the commencement of his employment. The exercise price of this option was set at the closing price on January 17, 2006, the date of the commencement of his employment, which was $3.30.

Executive Compensation Decisions relating to 2007

2007 Executive Officer Base Salary Adjustments

In the first quarter of 2007, the Compensation Committee conducted its annual review of executive compensation, including executive officer base salaries. In conducting this review, the Compensation Committee referred to, among other things, the compensation analysis prepared in the Fall of 2006 by AON, an independent compensation consultant engaged by the Compensation Committee (the engagement of AON is described on pages 6 and 7 above). The Compensation Committee considered internal parity and external competitiveness in determining whether to adjust executive officer base salaries.

After consideration, the Compensation Committee determined that the base salaries of Messrs. Davenport and Davis should not be increased and that the base salary of Mr. Rodriguez should be increased from $216,140 to $223,763, retroactive to January 1, 2007.

2007 MICP Terms Applicable to Executive Officers

For 2007 the Compensation Committee decided to modify the MICP generally as it applies to all participants, including executive officers, by using only two performance objectives, each weighted 50%. These two performance objectives include a revenue target for 2007 and an adjusted EBITDA target for 2007. “Adjusted EBITDA” consists of earnings before interest, taxes, depreciation and amortization, excluding SFAS No. 123R equity compensation expense. For purposes only of the 2007 MICP, the adjusted EBITDA target also excludes certain other categories of expenses, as well as any expenses that the Board designates in the future as expenses that should be excluded for purposes of the 2007 MICP. Consistent with the Company’s practice, the Compensation Committee set challenging targets for these two performance objectives so that 100% achievement would require superior performance. In setting these targets, the Compensation Committee considered the shift in the mix of the Company’s revenues from cryoablation procedure fees to sales of cryoablation disposable products, which have a lower average selling price but are typically more profitable. Unlike the 2006 MICP, the 2007 MICP caps the amount that may be earned through overachievement by establishing a maximum achievement percentage of 150% for each performance objective.

Under our Employee DSU Program, each of the executive officers elected in March 2007 to receive a percentage of his potential 2007 MICP award in the form of DSUs instead of cash, as follows: Mr. Davenport, 50%; Mr. Rodriguez, 25%; and Mr. Davis, 100%.

2007 Equity Compensation Awards to Executive Officers

For the reasons described above under “Equity Compensation,” the Compensation Committee decided for 2007 to grant RSUs to the Company’s senior management, including the executive officers, instead of granting stock options.

On February 21, 2007, the Compensation Committee approved the Company’s standard form of RSU agreement under the Company’s 2004 Stock Incentive Plan. RSUs give the recipient the right to receive a certain number of shares of the Company’s common stock in the future when the RSUs vest. Vesting can be based on continued employment and/or achievement of performance objectives. The standard form of RSU agreement incorporates the default provisions under the 2004 Stock Incentive Plan, similar to the Company’s standard form of stock option agreement under that plan. These default provisions include “double-trigger” vesting acceleration in the case of a change in control of the Company, such as a merger or acquisition. “Double-trigger” vesting acceleration means that vesting acceleration is triggered only if the employee’s employment terminates in certain circumstances in connection with or following a change in control of the Company.

On February 23, 2007, after considering the market data provided by AON and the principles and objectives underlying the Company’s executive compensation programs, the Compensation Committee approved the following grants of RSUs to the executive officers:

•	Grant of RSUs to Mr. Davenport. Mr. Davenport was granted an aggregate of 800,000 RSUs. This grant is intended by the Compensation Committee to cover a three-year period of long-term incentive compensation for Mr. Davenport, and it is not anticipated that he will be awarded additional long-term equity compensation for any period prior to December 31, 2009. Of this award, 400,000 of the RSUs vest equally over three years based on Mr. Davenport’s continued employment, subject to the “single-trigger” change in control provisions described below. The remaining 400,000 RSUs vest only if the Company achieves specific profitability goals over the 2007-2009 period (the “Profitability Goals”) and Mr. Davenport remains employed at the time such achievement is determined by the Compensation Committee to have occurred, subject to the “single-trigger” change in control provisions described below. The Profitability Goals are measured using “adjusted EBITDA,” which consists of earnings before interest, taxes, depreciation and amortization, excluding only equity compensation expense under SFAS No. 123R. The form of RSU agreement used for Mr. Davenport’s RSU grants is similar to the Company’s standard form of RSU agreement except that Mr. Davenport’s RSU agreements contain “single-trigger” vesting acceleration. “Single-trigger” vesting acceleration means that vesting acceleration is triggered automatically by the occurrence of a change in control of the Company (such as a merger or acquisition involving a change in control);

•	Grant of RSUs to Mr. Rodriguez. Mr. Rodriguez was granted an aggregate of 150,000 RSUs, using the Company’s standard form of RSU agreement. This grant is intended by the Compensation Committee to cover a three-year period of long-term incentive compensation for Mr. Rodriquez relative to performance incentive. It is not anticipated that Mr. Rodriquez will be awarded additional long-term equity compensation for performance purposes during such period, although the Compensation Committee may consider additional long-term equity compensation for retention purposes. Subject to the “double-trigger” change in control provisions contained in the standard form of RSU agreement, these RSUs vest only if the Company achieves the Profitability Goals and Mr. Rodriguez remains employed at the time such achievement is determined by the Compensation Committee to have occurred; and

•	Grant of RSUs to Mr. Davis. Mr. Davis was granted an aggregate of 120,000 RSUs, using the Company’s standard form of RSU agreement. This grant is intended by the Compensation Committee to cover a three-year period of long-term incentive compensation for Mr. Davis relative to performance incentive. It is not anticipated that Mr. Davis will be awarded additional long-term equity compensation for performance purposes during such period, although the Compensation Committee may consider additional long-term equity compensation for retention purposes. Subject to the “double-trigger” change in control provisions contained in the standard form of RSU agreement, these RSUs vest only if the Company achieves the Profitability Goals and Mr. Davis remains employed at the time such achievement is determined by the Compensation Committee to have occurred.

Retention Agreements with Messrs. Rodriguez and Davis

In December 2006, we entered into retention agreements with several key employees. Pursuant to each retention agreement, the Company has agreed to make a retention payment to each employee, subject to the employee’s continued employment by the Company through the date on which the Company files its Annual Report on Form 10-K for the year ending December 31, 2007 (the “Retention Date”). If the employee ceases to be employed by the Company for any reason on or before the Retention Date, then the employee is no longer eligible to receive the retention payment. The potential retention payments amount to $812,500 in the aggregate. The retention agreements provide that any retention payments will be paid within 30 days of the Retention Date. In addition, the retention agreements provide that if a change in control of the Company occurs prior to the Retention Date and in connection with or following such change in control there occurs prior to the Retention Date either a termination of the employee’s employment by the Company without cause or by the employee for good reason (as defined in the retention agreements), then the employee will remain entitled to receive the retention payment within 30 days of the Retention Date.

Messrs. Rodriguez and Davis are among the employees with whom the Company entered into retention agreements. Each of Messrs. Rodriguez and Davis is entitled to receive a retention payment of $100,000 if his employment with the Company continues through the Retention Date or if the change of control provision is triggered as described above.

Termination and Change-in-Control Provisions Applicable to Executive Officers

Each of our executive officers is entitled under his employment agreement to receive severance if his employment is terminated in certain circumstances, as described below. In addition, the stock options and RSUs held by each executive officer have “single-trigger” or “double-trigger” vesting acceleration in connection with a change in control, as described below.

“Single-trigger” vesting acceleration means that vesting acceleration is triggered automatically by the occurrence of a change in control of the Company (such as a merger or acquisition involving a change in control). “Double-trigger” vesting acceleration means that vesting acceleration is triggered only if the employee’s employment terminates in certain circumstances in connection with or following a change in control of the Company.

The default provision under the Company’s 1995 Stock Plan was “single-trigger” vesting acceleration. In adopting a new equity compensation plan for the Company in 2004, “double-trigger” vesting acceleration was selected as the default provision for the Company’s 2004 Stock Incentive Plan. Therefore, unless specifically provided otherwise in the relevant stock option agreements, stock options granted under the 1995 Stock Plan have “single-trigger” vesting acceleration and stock options granted under the 2004 Stock incentive Plan have “double-trigger” vesting acceleration. The 2004 Stock Incentive Plan’s “double-trigger” provision applies if the employee’s employment is terminated without “Cause” within 12 months after the change in control. For these purposes, the definition of “Cause” is the same definition as is contained in the respective employee’s employment agreement, if the employee has an employment agreement. Otherwise the definition is based on the employee’s: (i) performance of any act or failure to perform any act in bad faith and to the detriment of the Company or a related entity; (ii) dishonesty, intentional misconduct or material breach of any agreement with the Company or a related entity; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

Termination and Change-in-Control Provisions Applicable to Mr. Davenport

Under his employment agreement, as amended on April 28, 2005, if we terminate Mr. Davenport’s employment other than for “Cause” or if Mr. Davenport terminates his employment for “Good Reason,” then, during the 12-month period immediately following the date of Mr. Davenport’s termination (i) we will continue to pay to Mr. Davenport his base salary and annual bonus and make available to Mr. Davenport the benefits made generally available by us to our employees, and (ii) all of his current options will continue to vest during the 12-month severance period. Mr. Davenport, at his option, may elect to have the cash severance described above paid in one lump sum payment within five business days of the applicable termination of his employment. Mr. Davenport is entitled to receive a minimum aggregate amount of $750,000 in cash if he terminates his employment at any time within the 180-day period immediately following the six-month anniversary of the date of the occurrence of a change in control, to the extent such $750,000 payment exceeds the severance amounts otherwise payable under the employment agreement.

Under his employment agreement, the Company’s termination of Mr. Davenport’s employment shall be for “Cause” if Mr. Davenport:

•	exhibits willful misconduct or dishonesty which materially and adversely affects the business reputation of Mr. Davenport or the Company;

•	is convicted of a felony;

•	acts (or fails to act) in the performance of his duties to the Company in bad (good) faith and to the Company’s detriment;

•	materially breaches his employment agreement or any other agreement with the Company, which if curable, is not cured to the Company’s reasonable satisfaction within 30 days of written notice thereof; or

•	engages in misconduct that is demonstrably and materially injurious to the Company, including, without limitation, willful and material failure to perform his duties as an officer or employee of the Company or excessive absenteeism unrelated to illness or vacation which if curable, is not cured to the Company’s reasonable satisfaction within 30 days of written notice thereof.

Under his employment agreement, Mr. Davenport’s termination of his employment shall be for “Good Reason” if Mr. Davenport terminates his employment:

•	at any time within the 180-day period immediately following the six-month anniversary of the date of the occurrence of a change in control of the Company;

•	within six months of the Company’s material reduction of Mr. Davenport’s level of responsibility; or

•	within six months of the Company’s material reduction of Mr. Davenport’s base salary, except for any salary reduction that is generally applicable to the Company’s executives.

Upon the commencement of his employment, Mr. Davenport received options to purchase an aggregate of 1,000,000 shares of our common stock. These options were granted outside of any equity compensation plan. The terms of the option agreements include “single-trigger” vesting acceleration in the case of a change in control.

On April 28, 2005, in connection with an amendment to his employment agreement, Mr. Davenport was granted an additional option to purchase 225,000 shares of our common stock. This option was granted under the Company’s 2004 Stock Incentive Plan. This option is subject to “single-trigger” vesting acceleration, consistent with the options granted to Mr. Davenport upon commencement of his employment.

On February 23, 2006, Mr. Davenport was granted an additional option to purchase 80,000 shares of our common stock. This option was granted under the Company’s 2004 Stock Incentive Plan. This option is subject to “single-trigger” vesting acceleration.

On February 23, 2007, Mr. Davenport was granted 800,000 RSUs. The RSUs were granted under the Company’s 2004 Stock Incentive Plan. These RSUs are subject to “single-trigger” vesting acceleration.

For further information regarding these termination and change-in-control provisions and quantitative examples of how these provisions might apply under certain assumptions, see below under “Potential Payments Upon Termination Or Change In Control” beginning on page 38.

Termination and Change-in-Control Provisions Applicable to Mr. Rodriguez

Under his employment agreement, if we terminate Mr. Rodriguez’s employment other than for “Cause” or if Mr. Rodriguez terminates his employment for “Good Reason,” then, during the 12-month period immediately following the date of Mr. Rodriguez’s termination, we will continue to pay to Mr. Rodriguez his base salary and make available to Mr. Rodriguez the benefits made generally available by us to our employees.

Under his employment agreement, the Company’s termination of Mr. Rodriguez’s employment shall be for “Cause” if Mr. Rodriguez:

•	exhibits willful misconduct or dishonesty;

•	is convicted of a felony;

•	acts (or fails to act) in the performance of his duties to the Company in bad (good) faith and to the Company’s detriment;

•	materially breaches his employment agreement or any other agreement; or

•	engages in misconduct that is demonstrably and materially injurious to the Company, including, without limitation, willful and material failure to perform his duties as an officer or employee of the Company or excessive absenteeism unrelated to illness or vacation.

Under his employment agreement, Mr. Rodriguez’s termination of his employment shall be for “Good Reason” if Mr. Rodriguez terminates his employment:

•	within the 30-day period immediately following the six-month anniversary of the date of the occurrence of a change in control of the Company;

•	within six months of the Company’s material reduction of Mr. Rodriguez’s level of responsibility; or

•	within six months of the Company’s material reduction of Mr. Rodriguez’s base salary, except for any salary reduction that is generally applicable to the Company’s executives.

Upon the commencement of his employment, Mr. Rodriguez received options to purchase an aggregate of 275,000 shares of our common stock. These options were granted under the Company’s 1995 Stock Plan. As described above, the default provision under the 1995 Stock Plan is “single-trigger” vesting acceleration. The option agreement governing this option grant incorporates the “single-trigger” default provision under the 1995 Stock Plan.

On February 23, 2006, Mr. Rodriguez was granted an additional option to purchase 50,000 shares of our common stock. This option was granted under the Company’s 2004 Stock Incentive Plan. This option is subject to “single-trigger” vesting acceleration, consistent with the options granted to Mr. Rodriguez upon commencement of his employment.

On February 23, 2007, Mr. Rodriguez was granted 150,000 RSUs. The RSUs were granted under the Company’s 2004 Stock Incentive Plan and use the standard “double-trigger” vesting acceleration under the 2004 Stock Incentive Plan.

As described above on page 30, in December 2006 we entered into retention agreements with several members of senior management. Under his retention agreement, Mr. Rodriguez is entitled to receive $100,000 if both (i) a change in control of the Company occurs prior to the applicable retention date and (ii) in connection with or following such change in control there occurs prior to the retention date either a termination of Mr. Rodriguez’s employment by the Company without cause or by the employee for good reason.

For further information regarding these termination and change-in-control provisions and quantitative examples of how these provisions might apply under certain assumptions, see below under “Potential Payments Upon Termination Or Change In Control” beginning on page 38.

Termination and Change-in-Control Provisions Applicable to Mr. Davis

Mr. Davis’ employment agreement contains severance provisions (including definitions of “Cause” and “Good Reason”) that mirror those contained in Mr. Rodriguez’s employment agreement, as described above.

Upon the commencement of his employment, Mr. Davis received options to purchase an aggregate of 250,000 shares of our common stock. These options were granted under the Company’s 2004 Stock Incentive

Plan. These options are subject to “single-trigger” vesting acceleration, consistent with the options granted to Messrs. Davenport and Rodriguez.

On February 23, 2007, Mr. Davis was granted 120,000 RSUs. The RSUs were granted under the Company’s 2004 Stock Incentive Plan and use the standard “double-trigger” vesting acceleration under the 2004 Stock Incentive Plan.

As described above on page 30, in December 2006 we entered into retention agreements with several members of senior management. Under his retention agreement, Mr. Davis is entitled to receive $100,000 if both (i) a change in control of the Company occurs prior to the applicable retention date and (ii) in connection with or following such change in control there occurs prior to the retention date either a termination of Mr. Davis’ employment by the Company without cause or by the employee for good reason.

For further information regarding these termination and change-in-control provisions and quantitative examples of how these provisions might apply under certain assumptions, see below under “Potential Payments Upon Termination Or Change In Control” beginning on page 38.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion & Analysis (CD&A) included above in this proxy statement. Based on such review and discussion, our Compensation Committee recommended to our Board of Directors that the CD&A be included in this proxy statement (and our Annual Report on Form 10-K through incorporation by reference to this proxy statement).

COMPENSATION COMMITTEE

Eric S. Kentor, Chairman
John R. Daniels, M.D.
David L. Goldsmith

2006 SUMMARY COMPENSATION TABLE

												Change in
												Pension
												Value and
												Nonqualified
										Non-Equity		Deferred
								Option		Incentive Plan		Compensation	All Other
Name and	Year	Salary ($)		Bonus ($) (1)		Stock Awards ($)		Awards ($)		Compensation ($)		Earnings ($)	Compensation ($)		Total ($)
Principal Position (a)	(b)	(c)		(d)		(e)		(f)		(g)		(h)	(i)		(j)

Craig T. Davenport, CEO, President & Chairman	2006	$390,000		None		$7,217	(3)	$1,146,673	(5)	$116,886	(6)	None	$18,565	(9)	$1,679,341
Michael R. Rodriguez, SVP, Finance & CFO	2006	$215,551		None		$1,370	(3)	$119,675	(5)	$30,296	(7)	None	$11,109	(10)	$378,001
Clint B. Davis, SVP, Legal Affairs & General Counsel	2006	$218,319		$18,986	(2)	$3,385	(3)	$133,780	(5)	$16,926	(8)	None	$4,865	(11)	$396,261
William J. Nydam, Former President & COO	2006	$213,899	(4)	None	(4)	None		$352,582	(5)	None]	(3)	None	$132,930	(12)	$699,411

(1)	Amounts earned in 2006 under our 2006 Management Incentive Compensation Program (MICP) are reported under column (g), Non-Equity Incentive Plan Compensation.

(2)	As described above under “2006 MICP Terms Applicable to Executive Officers,” the Compensation Committee exercised its discretion to increase Mr. Davis’ 2006 MICP achievement percentage from 31.13% to 60.23%. The amount reported under column (d), Bonus, represents the expense under SFAS No. 123R recognized by the Company for 2006 with respect to the portion of the DSUs that Mr. Davis would not have earned in the absence of this exercise of discretion. For a description of the assumptions made in the SFAS No. 123R valuation, see Note 3 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, which we filed with the SEC on March 16, 2007.

(3)	Represents the aggregate expense under SFAS No. 123R recognized by the Company for 2006 with respect to the 20% “premium percentage” applicable to the DSU awards made to the applicable executive officer under the Employee DSU Program as a result of the executive officer’s election to receive all or a portion of his incentive payment under the 2006 MICP in the form of DSUs instead of cash. As discussed above under the Compensation Discussion & Analysis and below under the table entitled Grants of Plan-Based Awards in 2006, only a percentage of the DSUs ultimately vested, as follows: Mr. Davenport, 37.50%; Mr. Rodriguez, 36.26%; and Mr. Davis, 60.23%. For a description of the assumptions made in the SFAS No. 123R valuation, see Note 3 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, which we filed with the SEC on March 16, 2007.

(4)	Mr. Nydam’s employment was terminated effective October 2, 2006. As a result, Mr. Nydam was not eligible to receive any amount under our 2006 MICP. Mr. Nydam’s severance for 2006 is included under column (i), All Other Compensation.

(5)	Represents the aggregate expense under SFAS No. 123R recognized by the Company for 2006 with respect to option awards held by the applicable executive officer, disregarding estimated forfeitures. The only forfeiture involving an executive officer in 2006 was Mr. Nydam’s forfeiture of 300,000 unvested stock options as a result of the termination of his employment. For a description of the assumptions made in the SFAS No. 123R valuation, see Note 3 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, which we filed with the SEC on March 16, 2007.

(6)	Includes $80,803 in cash incentive compensation earned during 2006 under our 2006 MICP. Also includes $36,083 representing the aggregate expense under SFAS No. 123R recognized by the Company for 2006 as a result of Mr. Davenport’s election to receive 35% of his incentive payment under our 2006 MICP in the form of DSUs under our Employee DSU Program. The 20% “premium percentage” applicable to the DSUs is included in this table under column (e), Stock Awards. For a description of the assumptions made in the SFAS No. 123R valuation, see Note 3 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, which we filed with the SEC on March 16, 2007.

(7)	Includes $23,448 in cash incentive compensation earned during 2006 under our 2006 MICP. Also includes $6,848 representing the aggregate expense under SFAS No. 123R recognized by the Company for 2006 as a result of Mr. Rodriguez’s election to receive 25% of his incentive payment under our 2006 MICP in the form of DSUs under our Employee DSU Program. The 20% “premium percentage” applicable to the DSUs is included in this table under column (e), Stock Awards. For a description of the assumptions made in the SFAS No. 123R valuation, see Note 3 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, which we filed with the SEC on March 16, 2007.

(8)	Represents the aggregate expense under SFAS No. 123R recognized by the Company for 2006 as a result of Mr. Davis’ election to receive 100% of his incentive payment under our 2006 MICP in the form of DSUs under our Employee DSU Program. The 20% “premium percentage” applicable to the DSUs is included in this table under column (e), Stock Awards. As described above in footnote (2), an additional amount relating to the Compensation Committee’s exercise of discretion is included in this table under column (d), Bonus. For a description of the assumptions made in the SFAS No. 123R valuation, see Note 3 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, which we filed with the SEC on March 16, 2007.

(9)	Amount consists of (i) $11,628, representing the value of our contributions on behalf of Mr. Davenport under our medical, dental, accidental death and disability, long-term disability and group term life insurance plans, and (ii) $6,937 in accrued paid time off that we permitted Mr. Davenport to cash out and donate to the families of current or former employees in need, consistent with our policy of permitting employees to cash out and donate accrued paid time off in certain circumstances.

(10)	Represents the value of our contributions on behalf of Mr. Rodriguez under our medical, dental, accidental death and disability and group term life insurance plans.

(11)	Representing the value of our contributions on behalf of Mr. Davis under our medical, dental, accidental death and disability and group term life insurance plans.

(12)	Amount consists of (i) $14,000, representing an automobile allowance, (ii) $11,508, representing the value of our contributions on behalf of Mr. Nydam under our medical, dental, accidental death and disability, long-term disability and group term life insurance plans, (iii) $51,194 in accrued paid time off that we paid to Mr. Nydam in connection with the termination of his employment, and (iv) $56,228 in severance that we paid to Mr. Nydam in accordance with the terms of his employment agreement. With respect to the severance paid to Mr. Nydam, see below under “Termination of Mr. Nydam’s Employment.”

The following table provides information about equity and non-equity awards granted to the Named Executive Officers in 2006.

GRANTS OF PLAN-BASED AWARDS IN 2006

												All Other
											All Other	Option Awards:
			Estimated Possible Payouts								Stock Awards:	Number of
			Under Non-Equity				Estimated Possible Payouts Under Equity				Number of	Securities		Exercise or	Grant Date
			Incentive Plan Awards				Incentive Plan Awards				Shares of Stock	Underlying		Base Price	Fair Value
			Threshold	Target		Maximum	Threshold			Maximum	or Units	Options		of Option	of Stock and
Name	Grant	Approval	($)	($)		($)	(#)	Target (#)		(#)	(#)	(#)		Awards ($/Sh)	Option Awards
(a)	Date	Date	(c)	(d)		(e)	(f)	(g)		(h)	(i)	(j)		(k)	(l)

Craig T. Davenport	2/23/2006	2/23/2006	—	—		—	—	—		—	—	80,000	(3)	$3.31	$178,768
Craig T. Davenport	3/8/2006	3/8/2006	—	$331,500	(1)	—	—	—		—	—	—		—	—
Craig T. Davenport	6/23/2006	6/20/2006	—	—		—	None	52,483.88	(2)	—	—	—		—	$115,467
Michael R. Rodriguez	2/23/2006	2/23/2006	—	—		—	—	—		—	—	50,000	(3)	$3.31	$111,730
Michael R. Rodriguez	3/8/2006	3/8/2006	—	$86,220	(4)	—	—	—		—	—	—		—	—
Michael R. Rodriguez	6/23/2006	6/20/2006	—	—		—	None	9,616.98	(5)	—	—	—		—	$21,555
Clint B. Davis	1/17/2006	1/9/2006	—	—		—	—	—		—	—	250,000	(3)	$3.30	$554,250
Clint B. Davis	3/8/2006	3/8/2006	—	$87,328	(6)
Clint B. Davis	6/23/2006	6/20/2006	—	—		—	—	38,812.27	(7)	—	—	—		—	$87,327
William J. Nydam	3/8/2006	3/8/2006	—	$107,957	(8)	—	—	—		—	—	—		—	—
William J. Nydam	2/23/2006	2/23/2006	—	—		—	—	—		—	—	50,000	(3)	$3.31	$111,730

(1)	Represents the cash amount that Mr. Davenport could have earned under the 2006 MICP if he had achieved 100% of the performance objectives under the 2006 MICP and had elected to receive 100% of his 2006 MICP payout in the form of cash. The actual cash amount that Mr. Davenport earned under the 2006 MICP is $80,803, in addition to the 19,337.50 DSUs that he earned under the Employee DSU Program based on 2006 performance, as described below in footnote (2).

(2)	Represents the total number of DSUs granted to Mr. Davenport, which he could have earned under our 2006 Employee DSU Program if he had achieved 100% of the performance objectives under the 2006 MICP. This number is based on Mr. Davenport’s election to receive 35% of his aggregate payout under our 2006 MICP in the form of DSUs. The actual number of DSUs that Mr. Davenport earned is 19,337.50.

(3)	Represent stock options granted under our 2004 Stock Incentive Plan. In accordance with the Company’s standard vesting for stock options granted under this plan, each of these options vests as to 25% of the shares on the first anniversary of the grant date and 1/48th of the shares at the end of each monthly anniversary of the grant date thereafter.

(4)	Represents the cash amount that Mr. Rodriguez could have earned under the 2006 MICP if he had achieved 100% of the performance objectives under the 2006 MICP and had elected to receive 100% of his 2006 MICP payout in the form of cash. The actual cash amount that Mr. Rodriguez earned is $23,448, in addition to the 3,473.72 DSUs that he earned under the Employee DSU Program based on 2006 performance, as described below in footnote (5).

(5)	Represents the total number of DSUs granted to Mr. Rodriguez, which he could have earned under our 2006 Employee DSU Program if he had achieved 100% of his performance objectives under the 2006 MICP. This number is based on Mr. Rodriguez’s election to receive 25% of his aggregate payout under our 2006 MICP in the form of DSUs. The actual number of DSUs that Mr. Rodriguez earned is 3,473.72.

(6)	Represents the cash amount that Mr. Davis could have earned under the 2006 MICP if he had achieved 100% of the performance objectives under the 2006 MICP and had elected to receive 100% of his 2006 MICP payout in the form of cash. Mr. Davis did not actually earn any cash under the 2006 MICP because he elected to receive 100% of his 2006 MICP payout in the form of DSUs, as described below in footnote (7).

(7)	Represents the total number of DSUs granted to Mr. Davis, which he could have earned under our 2006 Employee DSU Program if he had achieved 100% of his performance objectives under the 2006 MICP. This number is based on Mr. Davis’ election to receive 100% of his aggregate payout under our 2006 MICP in the form of DSUs. The actual number of DSUs that Mr. Davis earned is 23,376.63.

(8)	Represents the cash amount that Mr. Nydam could have earned under the 2006 MICP if he had achieved 100% of the performance objectives under the 2006 MICP and had elected to receive 100% of his 2006 MICP payout in the form of cash. As described above in the Summary Compensation Table, Mr. Nydam did not actually receive any payment under our 2006 MICP because his employment was terminated effective October 2, 2006.

For more information regarding compensation and grants of plan-based awards in fiscal year 2006, please refer to the text above in the Compensation Discussion & Analysis under the headings “Allocation Among Different Elements of Compensation” and “Executive Compensation Decisions relating to 2006.”

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR-END

	Option Awards								Stock Awards
				Equity Incentive								Equity Incentive
	Number of	Number of		Plan Awards:					Number of	Market Value	Equity Incentive	Plan Awards: Market
	Securities	Securities		Number					Shares or	of Shares	Plan Awards: Number	or Payout Value of
	Underlying	Underlying		of Securities					Units of	or Units	of Unearned Shares,	Unearned Shares,
	Unexercised	Unexercised		Underlying		Option			Stock that	of Stock	Units or Other	Units or Other
	Options	Options		Unexercised		Exercise	Option		Have Not	That Have	Rights That Have	Rights That Have
	(#)	(#)		Unearned		Price	Expiration		Vested	Not Vested	Not Vested	Not Vested
Name	Exercisable	Unexercisable		Options (#)		($)	Date		(#) (2)	($) (2)	(#)	($)
(a)	(b)	(c)		(d)		(e)	(f)		(g)	(h)	(i)	(j)

Craig T. Davenport	675,000	225,000	(1)	—		$4.27	12/15/2013		—	—	—	—
Craig T. Davenport	—	—		100,000	(2)	$4.27	12/15/2013		—	—	—	—
Craig T. Davenport	93,750	131,250	(3)	—		$3.45	4/28/2015		—	—	—	—
Craig T. Davenport	—	80,000	(4)	—		$3.31	2/23/2016		—	—	—	—
Michael R. Rodriguez	160,417	114,583	(5)	—		$2.15	8/18/2014		—	—	—	—
Michael R. Rodriguez	—	50,000	(6)	—		$3.31	2/23/2016		—	—	—	—
Clint B. Davis	—	250,000	(7)	—		$3.30	1/17/2016		—	—	—	—
William J. Nydam	468,750	31,250	(8)	—		$2.25	1/2/2008	(9)	—	—	—	—

(1)	These stock options vest ratably on a monthly basis based on continued employment through December 15, 2007.

(2)	These stock options vest upon the first to occur of the attainment of a performance objective relating to the Company’s profitability or December 15, 2008.

(3)	These stock options vest ratably on a monthly basis based on continued employment through April 28, 2009.

(4)	These stock options vested as to 25% of the shares on February 23, 2007 and vest ratably on a monthly basis thereafter based on continued employment through February 23, 2010.

(5)	These stock options vest ratably on a monthly basis based on continued employment through August 18, 2008.

(6)	These stock options vested as to 25% of the shares on February 23, 2007 and vest ratably on a monthly basis thereafter based on continued employment through February 23, 2010.

(7)	These stock options vested as to 25% of the shares on January 17, 2007 and vest ratably on a monthly basis thereafter based on continued employment through January 17, 2010.

(8)	These stock options vest ratably on a monthly basis and will become fully vested on March 3, 2007.

(9)	Mr. Nydam’s employment was terminated effective October 2, 2006. The post-termination exercise period of the stock options included in this table extends until January 2, 2008.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following section provides additional information regarding the severance and vesting acceleration provisions applicable to our executive officers, which are described above in the Compensation Discussion & Analysis under “Termination and Change-in-Control Provisions Applicable to Executive Officers.”

Termination and Change-in-Control Provisions Applicable to Mr. Davenport

Under his employment agreement, as amended on April 28, 2005, if we terminate Mr. Davenport’s employment other than for “Cause” or if Mr. Davenport terminates his employment for “Good Reason,” then, during the 12-month period immediately following the date of Mr. Davenport’s termination (i) we will continue to pay to Mr. Davenport his base salary and annual cash bonus and make available to Mr. Davenport the benefits made generally available by us to our employees, and (ii) all of his current options will continue to vest during the 12-month severance period. Mr. Davenport, at his option, may elect to have the cash severance described above paid in one lump sum payment within five business days of the applicable termination of his employment. Mr. Davenport is entitled to receive a minimum aggregate amount of $750,000 in cash if he terminates his employment at any time within the 180-day period immediately following the six-month anniversary of the date of the occurrence of a change in control, to the extent such $750,000 payment exceeds the severance amounts otherwise payable under the employment agreement. See above on page 32 for the definitions of “Cause” and “Good Reason” applicable to Mr. Davenport.

Under his employment agreement, Mr. Davenport’s right to receive these post-termination benefits is contingent on his signing a general release of claims against the Company and his compliance with his ongoing obligations to the Company, including:

•	Mr. Davenport is required to perform any and all acts requested by the Company to ensure the orderly and efficient transition of his duties;

•	for a period of one year after the date of the termination of his employment, Mr. Davenport is prohibited (for himself or for any third party) from diverting or attempting to divert from the Company any business, employee, consultant, customer, vendor or service provider, through solicitation or otherwise, or otherwise interfering with the Company’s business or the Company’s relationships with its employees, consultants, customers, vendors and service providers; and

•	Mr. Davenport is required to comply with his obligations under any other agreements with the Company, including his agreement relating to protection of the Company’s confidential information.

Upon the commencement of his employment, Mr. Davenport received options to purchase an aggregate of 1,000,000 shares of our common stock. These options were granted outside of any equity compensation plan. The terms of the option agreements include “single-trigger” vesting acceleration in the case of a change in control. “Single-trigger” vesting acceleration means that vesting acceleration is triggered automatically by the occurrence of a change in control of the Company (such as a merger or acquisition involving a change in control). “Double-trigger” vesting acceleration means that vesting acceleration is triggered only if the employee’s employment terminates in certain circumstances in connection with or following a change in control of the Company.

On April 28, 2005, in connection with an amendment to his employment agreement, Mr. Davenport was granted an additional option to purchase 225,000 shares of our common stock. This option was granted under the Company’s 2004 Stock Incentive Plan. This option is subject to “single-trigger” vesting acceleration.

On February 23, 2006, Mr. Davenport was granted an additional option to purchase 80,000 shares of our common stock. This option was granted under the Company’s 2004 Stock Incentive Plan. This option is subject to “single-trigger” vesting acceleration.

On February 23, 2007, Mr. Davenport was granted 800,000 RSUs. The RSUs were granted under the Company’s 2004 Stock Incentive Plan. These RSUs are subject to “single-trigger” vesting acceleration.

The table below reflects the estimated amounts of payments and other benefits Mr. Davenport would be entitled to receive upon termination or change in control in each situation assuming that the event occurred on December 29, 2006 and based on our closing stock price as of that date of $1.77. Actual payments made under Mr. Davenport’s employment agreement at any future date would likely vary, depending in part on the market price of our common stock. The table does not reflect any compensation adjustments or awards made in 2007.

	Payments and
	Benefits Upon
	Termination by the
	Company Without
	Cause or by the				Payments and
	Employee with Good		Change in Control		Benefits for Change
	Reason (Other Than		Payments and		in Control followed
	in Connection with		Benefits		by Termination
	Change in Control)		(“Single-Trigger”)(1)		(“Double-Trigger”)(1)

Severance	$390,000	(2)	None		$390,000	(2)
Bonus	$331,500	(2)	None		$331,500	(2)
Early vesting of stock options	None	(3)	None	(3)	None	(3)
Benefits	$12,000	(4)	None		$12,000	(4)
Other	None		None		$28,500	(5)
Totals	$733,500		None		$762,000

(1)	See above on pages 31 through 32 for a description of the “single-trigger” and “double-trigger” provisions to which Mr. Davenport is subject.

(2)	Under his employment agreement, Mr. Davenport may elect to receive the severance and bonus amounts paid in one lump sum within five business days of the applicable termination of his employment.

(3)	On December 29, 2006, the closing price of the Company’s common stock ($1.77) was lower than the exercise price of any of Mr. Davenport’s stock options.

(4)	Estimated costs of continuing to provide Mr. Davenport with the benefits made generally available to our employees for one year.

(5)	Under his employment agreement, Mr. Davenport is entitled to receive a minimum of $750,000 in severance and bonus in the case of a “double-trigger” change in control situation. The $28,500 reflected in the table, when added to the $390,000 severance amount and $331,500 bonus amount reflected in the table, totals $750,000.

Termination and Change-in-Control Provisions Applicable to Mr. Rodriguez

Under his employment agreement, if we terminate Mr. Rodriguez’s employment other than for “Cause” or if Mr. Rodriguez terminates his employment for “Good Reason,” then, during the 12-month period immediately following the date of Mr. Rodriguez’s termination, we will continue to pay to Mr. Rodriguez his base salary and make available to Mr. Rodriguez the benefits made generally available by us to our employees. See above on page 33 for the definitions of “Cause” and “Good Reason” applicable to Mr. Rodriguez.

Under his employment agreement, Mr. Rodriguez’s right to receive these post-termination benefits is contingent on his signing a general release of claims against the Company and his compliance with his ongoing obligations to the Company, including:

•	Mr. Rodriguez is required to perform any and all acts requested by the Company to ensure the orderly and efficient transition of his duties;

•	for a period of two years after the date of the termination of his employment, Mr. Rodriguez is prohibited (for himself or for any third party) from diverting or attempting to divert from the Company any business, employee, consultant, customer, vendor or service provider, through solicitation or otherwise, or otherwise interfering with the Company’s business or the Company’s relationships with its employees, consultants, customers, vendors and service providers; and

•	Mr. Rodriguez is required to comply with his obligations under any other agreements with the Company, including his agreement relating to protection of the Company’s confidential information.

As described above on page 30, in December 2006 we entered into retention agreements with several members of senior management. Under his retention agreement, Mr. Rodriguez is entitled to receive $100,000 if a change in control of the Company occurs prior to the applicable retention date and in connection with or following such change in control there occurs prior to the retention date either a termination of Mr. Rodriguez’s employment by the Company without cause or by the employee for good reason.

Upon the commencement of his employment, Mr. Rodriguez received options to purchase an aggregate of 275,000 shares of our common stock. These options were granted under the Company’s 1995 Stock Plan. As described above, the default provision under the 1995 Stock Plan is “single-trigger” vesting acceleration. The option agreement governing this option grant incorporates the “single-trigger” default provision under the 1995 Stock Plan.

On February 23, 2006, Mr. Rodriguez was granted an additional option to purchase 50,000 shares of our common stock. This option was granted under the Company’s 2004 Stock Incentive Plan. This option is subject to “single-trigger” vesting acceleration.

On February 23, 2007, Mr. Rodriguez was granted 150,000 RSUs. The RSUs were granted under the Company’s 2004 Stock Incentive Plan and use the standard “double-trigger” vesting acceleration under the 2004 Stock Incentive Plan.

The table below reflects the estimated amounts of payments and other benefits Mr. Rodriguez would be entitled to receive upon termination or change in control in each situation assuming that the event occurred on December 29, 2006 and based on our closing stock price as of that date of $1.77. Actual payments made under Mr. Rodriguez’s employment agreement at any future date would likely vary, depending in part on the market price of our common stock. The table does not reflect any compensation adjustments or awards made in 2007.

	Payments and
	Benefits Upon
	Termination by the
	Company Without
	Cause or by the				Payments and
	Employee with Good		Change in Control		Benefits for Change
	Reason (Other Than		Payments and		in Control Followed
	in Connection with		Benefits		by Termination
	Change in Control)		(“Single-Trigger”)(1)		(‘’Double-Trigger”)(1)

Severance	$216,140	(2)	None		$216,140	(2)
Bonus	None		None		None
Early vesting of stock options	None	(3)	None	(3)	None	(3)
Benefits	$12,000	(4)	None		$12,000	(4)
Retention agreement payment	None		None		$100,000	(5)
Totals	$228,140		None		$328,140

(1)	See above on pages 32 through 33 for a description of the “single-trigger” and “double-trigger” provisions to which Mr. Rodriguez is subject.

(2)	The severance is paid in the form of salary continuation during the 12 months following termination.

(3)	On December 29, 2006, the closing price of the Company’s common stock ($1.77) was lower than the exercise price of any of Mr. Rodriguez’s stock options.

(4)	Estimated costs of continuing to provide Mr. Rodriguez with the benefits generally made available to our employees for one year.

(5)	See above on page 30 for a description of the retention agreement between the Company and Mr. Rodriguez.

Termination and Change-in-Control Provisions Applicable to Mr. Davis

Mr. Davis’ employment agreement contains severance provisions (including definitions of “Cause” and “Good Reason”) that mirror those contained in Mr. Rodriguez’s employment agreement, as described above.

Under his employment agreement, Mr. Davis’s right to receive post-termination benefits is contingent on his signing a general release of claims against the Company and his ongoing obligations to the Company, including:

•	Mr. Davis is required to perform any and all acts requested by the Company to ensure the orderly and efficient transition of his duties;

•	for a period of two years after the date of the termination of his employment, Mr. Davis is prohibited (for himself or for any third party) from diverting or attempting to divert from the Company any business, employee, consultant, customer, vendor or service provider, through solicitation or otherwise, or otherwise interfering with the Company’s business or the Company’s relationships with its employees, consultants, customers, vendors and service providers; and

•	Mr. Davis is required to comply with his obligations under any other agreements with the Company, including his agreement relating to protection of the Company’s confidential information.

As described above on page 30, in December 2006 we entered into retention agreements with several members of senior management. Under his retention agreement, Mr. Davis is entitled to receive $100,000 if a change in control of the Company occurs prior to the applicable retention date and in connection with or following such change in control there occurs prior to the retention date either a termination of Mr. Davis’ employment by the Company without cause or by the employee for good reason.

Upon the commencement of his employment, Mr. Davis received options to purchase an aggregate of 250,000 shares of our common stock. These options were granted under the Company’s 2004 Stock Incentive Plan. This option is subject to “single-trigger” vesting acceleration.

On February 23, 2007, Mr. Davis was granted 120,000 RSUs. The RSUs were granted under the Company’s 2004 Stock Incentive Plan and use the standard “double-trigger” vesting acceleration under the 2004 Stock Incentive Plan.

The table below reflects the estimated amounts of payments and other benefits Mr. Davis would be entitled to receive upon termination or change in control in each situation assuming that the event occurred on December 29, 2006 and based on our closing stock price as of that date of $1.77. Actual payments made under Mr. Davis’s employment agreement at any future date would likely vary, depending in part on the market price of our common stock. The table does not reflect any compensation adjustments or awards made in 2007.

	Payments and
	Benefits Upon
	Termination by the
	Company without
	Cause or by the				Payments and
	Employee with Good		Change in Control		Benefits for Change
	Reason (Other Than		Payments and		in Control Followed
	in Connection with		Benefits		by Termination
	Change in Control)		(“Single-Trigger”)(1)		(“Double-Trigger”)(1)

Severance	$238,000	(2)	None		$238,000	(2)
Bonus	None		None		None
Early vesting of stock options	None	(3)	None	(3)	None	(3)
Benefits	$5,000	(4)	None		$5,000	(4)
Retention agreement payment	None		None		$100,000	(5)
Totals	$243,000		None		$343,000

(1)	See above on pages 33 through 34 for a description of the “single-trigger” and “double-trigger” provisions to which Mr. Davis is subject.

(2)	The severance is paid in the form of salary continuation during the 12 months following termination.

(3)	On December 29, 2006, the closing price of the Company’s common stock ($1.77) was lower than the exercise price of any of Mr. Davis’ stock options.

(4)	Estimated costs of continuing to provide Mr. Davis with the benefits generally made available to our employees for one year.

(5)	See above on page 30 for a description of the retention agreement between the Company and Mr. Davis.

Termination of Mr. Nydam’s Employment

Mr. Nydam’s employment was terminated effective October 2, 2006. Pursuant to his employment agreement, Mr. Nydam was entitled to receive, during the 12-month period immediately following the effective date of the termination of the employment agreement:

•	his base salary (total of $269,893);

•	the benefits made generally available by us to our employees (estimated cost to the Company of approximately $12,000); and

•	Mr. Nydam’s options to purchase 500,000 shares of our common stock will continue to vest during such 12-month period.

The exercise price of the options that continue to vest is $2.25 per share. The closing price of our common stock on December 29, 2006 (the last business day in 2006) was $1.77. Therefore, the options were out-of-the-money on that date.

Under his employment agreement, Mr. Nydam’s right to receive these post-termination benefits was contingent on his signing a general release of claims against the Company and remains contingent on his compliance with his ongoing obligations to the Company, including:

•	Mr. Nydam is required to perform any and all acts requested by the Company to ensure the orderly and efficient transition of his duties;

•	for a period of two years after the date of the termination of his employment, Mr. Nydam is prohibited (for himself or for any third party) from diverting or attempting to divert from the Company any business, employee, consultant, customer, vendor or service provider, through solicitation or otherwise, or otherwise interfering with the Company’s business or the Company’s relationships with its employees, consultants, customers, vendors and service providers; and

•	Mr. Nydam is required to comply with his obligations under any other agreements with the Company, including his agreement relating to protection of the Company’s confidential information.

DIRECTOR COMPENSATION

							Change in
							Pension
							Value and
	Fees Earned					Non-Equity	Nonqualified
	or Paid	Stock		Option		Incentive Plan	Deferred	All Other
	in Cash	Awards		Awards		Compensation	Compensation	Compensation	Total
Name	($)	($)		($)		($)	Earnings	($)	($)
(a)	(b)	(c)		(d)		(e)	(f)	(g)	(h)

John R. Daniels, M.D.	$21,000	$25,770	(2)	$42,215	(3)	None	None	None	$88,985
Craig T. Davenport(1)	None	None		None		None	None	None	None
David L. Goldsmith	$21,750	$28,962	(2)	$78,577	(3)	None	None	None	$129,289
Eric S. Kentor	$24,750	$30,895	(2)	$72,877	(3)	None	None	None	$128,522
Terrence A. Noonan	$33,500	$37,939	(2)	$40,708	(3)	None	None	None	$112,147
Thomas R. Testman	$26,000	$28,231	(2)	$40,708	(3)	None	None	None	$94,939
Michael J. Strauss, M.D.(4)	$21,000	None		$40,708	(3)	None	None	None	$61,708

(1)	Mr. Davenport, our CEO, President and Chairman, receives no separate compensation for serving as a director.

(2)	Represents the aggregate expense under SFAS No. 123R recognized by the Company for 2006 with respect to DSUs held by the applicable director. For a description of the assumptions made in the SFAS No. 123R valuation, see Note 3 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, which we filed with the SEC on March 16, 2007. The SFAS No. 123R grant date fair value of the DSUs granted to each non-employee director for 2006 was: Dr. Daniels, $13,750 for the DSUs granted on October 6, 2006 and $12,750 for the DSUs granted on January 9, 2007 (this grant related to the fourth quarter of 2006); Mr. Goldsmith, $14,875 for the DSUs granted on October 6, 2006 and $14,875 for the DSUs granted on January 9, 2007 (this grant related to the fourth quarter of 2006); Mr. Kentor, $16,125 for the DSUs granted on October 6, 2006 and $15,625 for the DSUs granted on January 9, 2007 (this grant related to the fourth quarter of 2006); Mr. Noonan, $20,000 for the DSUs granted on October 6, 2006 and $19,000 for the DSUs granted on January 9, 2007 (this grant related to the fourth quarter of 2006); and Mr. Testman, $14,500 for the DSUs granted on October 6, 2006 and $14,500 for the DSUs granted on January 9, 2007 (this grant related to the fourth quarter of 2006).

(3)	Represents the aggregate expense under SFAS No. 123R recognized by the Company for 2006 with respect to options held by the applicable director, disregarding estimated forfeitures. For a description of the assumptions made in the SFAS No. 123R valuation, see Note 3 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2006, which we filed with the SEC on March 16, 2007. The SFAS No. 123R grant date fair value of the stock options granted to each non-employee director in 2006 was $40,846. Each of the option grants was made on January 10, 2006 pursuant to our 2004 Non-Employee Director Option Program under our 2004 Stock Incentive Plan.

(4)	Dr. Strauss ceased to serve as a director on May 18, 2006.

Retainers

Each of our non-employee directors receives an annual retainer of $25,000 for his service as a director. The lead independent director receives an additional annual retainer of $15,000, the chairman of the audit committee receives an additional annual retainer of $12,500, the chairman of the compensation committee receives an additional annual retainer of $7,500, the chairman of the nominating and corporate governance committee receives an additional annual retainer of $7,500 and each member of the audit committee receives an additional annual retainer of $2,500. The additional annual retainers are cumulative for any director who serves in multiple capacities for which such director is entitled to more than one additional annual retainer (for example, because the lead independent director also serves as chairman of the nominating and corporate governance committee and currently is a member of the audit committee, he is entitled to receive an aggregate annual retainer of $50,000, equal to the base annual retainer of $25,000 plus an aggregate additional annual retainer of $25,000). All annual retainers are paid quarterly in arrears. For the quarters ended September 30,

2006 and December 31, 2006 and the entire year ending December 31, 2007, all of our non-employee directors have elected to receive 100% of their retainers in the form of deferred stock units (DSUs) rather than cash, pursuant to our Non-Employee Director DSU Program described below.

Meeting Fees

Each non-employee director also receives $1,000 for each in person meeting of our board of directors or any committee thereof that he attends and an additional payment of $500 for each telephonic meeting of our board of directors or any committee thereof in which he participates. The meeting fees apply to meetings of the board, the board’s three standing committees (i.e., audit committee, compensation committee and nominating and corporate governance committee) and any special committees established by the board. For the quarters ended September 30, 2006 and December 31, 2006 and the entire year ending December 31, 2007, all of our non-employee directors have elected to receive 100% of their meeting fees in the form of DSUs rather than cash, pursuant to our Non-Employee Director DSU Program described below.

Non-Employee Director DSU Program

On May 18, 2006, our Board of Directors adopted a Non-Employee Director DSU Program. The purposes of the Program are to: (i) enable us to conserve cash that otherwise would be used to pay retainers and meeting fees to our non-employee directors; and (ii) enable non-employee directors to obtain equity on a tax-deferred basis. In addition, the Non-Employee Director DSU Program further aligns participants’ interests with those of our stockholders.

Elections to participate in the Program are made on an annual basis. A participating director receives a percentage (minimum of 25% and maximum of 100%) of the director’s retainers and meeting fees for the relevant year in the form of DSUs. Participating directors will select the percentage at the time of electing to participate in the Program for the relevant year. For 2006, the election deadline was June 17, 2006. Elections made for 2006 applied to retainers and meeting fees earned in the final two quarters of 2006. The election deadline applicable to future years is December 31 of the immediately preceding year.

Each DSU represents the right to receive one share of our common stock in the future on the DSU “payout date,” as described below.

On the fifth trading day of each calendar quarter, each participating director will be granted fully vested DSUs equal in value to the amount of retainers and meeting fees earned for the immediately preceding quarter, based on the closing stock price on the date of grant.

Ultimately, each director’s DSUs will be “paid out” to the director through the issuance to the director of a corresponding number of shares of our common stock. At the time of making an annual election to participate in the Program, the director selects as the “payout date” one of the following three options: (i) a predetermined date at least two years after the applicable election deadline (the date would be specified by the director in the director’s election form); (ii) the termination of the director’s service; or (iii) the earlier of (i) or (ii); provided, however, that if the termination of the director’s service occurs earlier than two years after the applicable election deadline, then any issuance of shares that would otherwise be triggered by such termination will be deferred until the date that is two years after the applicable election deadline. In any event, the “payout date” would be accelerated in the case of a change of control of the company or the director’s death. The director may elect to have a portion (up to 50%) of his DSUs settled in cash (rather than stock) to enable the director to pay taxes resulting from the share issuance.

For the quarters ended September 30, 2006 and December 31, 2006 and the entire year ending December 31, 2007, all of our non-employee directors have elected to receive 100% of their retainers and meeting fees in the form of DSUs rather than cash.

A copy of the Non-Employee Director DSU Program is attached as Exhibit 10.2 to the Current Report on Form 8-K that we filed with the SEC on May 22, 2006.

Expense Reimbursement

Directors are reimbursed for reasonable expenses incurred in connection with serving as directors.

2004 Non-Employee Director Option Program

Each non-employee director also participates in our 2004 Non-Employee Director Option Program (the “2004 Director Program”). The 2004 Director Program was adopted by our Board of Directors in July 2004 as part of our 2004 Stock Incentive Plan, and became effective upon approval by our stockholders at the Annual Meeting of the Stockholders held September 10, 2004. The 2004 Director Program is subject to the terms and conditions of the 2004 Stock Incentive Plan. Under the 2004 Director Program, non-employee directors receive a stock option grant of 20,000 shares on January 10 of each year beginning in 2005. In addition, each non-employee director first elected or appointed to the Board after stockholder approval of the 2004 Stock Incentive Plan receives a stock option grant of 30,000 shares on the first trading day after such non-employee director is first elected or appointed to the Board. All of the options granted to non-employee directors under the 2004 Director Program are granted at an exercise price equal to the fair market value of the common stock on the date the options are granted. The Board has the discretion to amend the 2004 Director Program and increase or decrease the number of stock options granted to non-employee directors on an annual or other basis. A copy of the 2004 Director Program is attached as Exhibit 10.34 to the annual report on Form 10-K that we filed with the SEC on March 16, 2005.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2006 with respect to the shares of our common stock that may be issued under our existing equity compensation plans. The table does not include information with respect to shares subject to outstanding options granted under equity compensation plans assumed by us in connection with mergers and acquisitions of the companies which originally granted those options. Footnote (6) to the table sets forth the total number of shares of our common stock issuable upon the exercise of those assumed options as of December 31, 2006, and the weighted average exercise price of those options. No additional options may be granted under those assumed plans.

	A		B		C
					Remaining Available for
	Number of Securities				Future Issuance Under
	to be Issued Upon		Weighted Average		Equity Compensation Plans
	Exercise of		Exercise Price of		(Excluding Securities
Plan Category	Outstanding Options		Outstanding Options		Reflected in Column A)

Equity Compensation Plans Approved by Security Holders	4,264,337	(1)	$4.03		1,133,704	(4)
Equity Compensation Plans not Approved by Security Holders	1,792,765	(2)	$4.27	(3)	295,000	(5)
Total	6,057,102		$4.10	(3)	1,428,704

(1)	Consists of 1,494,504 shares to be issued upon the exercise of options outstanding under the 1995 Stock Plan, 65,000 shares to be issued upon the exercise of options outstanding under the 1995 Director Option Plan and 2,701,833 shares to be issued upon the exercise of options outstanding under the 2004 Stock Incentive Plan.

(2)	Consists of 140,000 shares to be issued upon the exercise of options outstanding under the 2002 Supplemental Stock Plan, options to purchase 1,000,000 shares granted to Mr. Davenport in December 2003, options to purchase 500,000 shares granted to Mr. Nydam in March 2003, an aggregate of 112,739.52 (rounded to 112,740) deferred stock units held by employees under our Employee Deferred Stock Unit Program and an aggregate of 40,025.25 (rounded to 40,025) deferred stock units held by non-employee directors under our Non-Employee Director Deferred Stock Unit Program.

(3)	The deferred stock units referred to above in footnote (2) are disregarded for purposes of calculating the weighted average exercise price of outstanding options.

(4)	Consists of shares available for future issuance under the 2004 Stock Incentive Plan. The number of shares of common stock available for issuance under the 2004 Stock Incentive Plan automatically increases on the first trading day of each calendar year by an amount equal to 3% of the total number of shares of common stock outstanding on the last trading day of the immediately preceding calendar year, but in no event will any such annual increase exceed 1,000,000 shares of common stock.

(5)	Consists of shares available for future issuance under the 2002 Supplemental Stock Plan as of December 31, 2006. Our Board of Directors terminated the 2002 Supplemental Stock Plan on February 22, 2007. As a result, no additional options may be granted under the 2002 Supplemental Stock Plan.

The above table does not include information for equity compensation plans assumed by us in connection with mergers and acquisitions of the companies which originally established those plans. As of December 31, 2006, a total of 4,861 shares of our common stock were issuable upon exercise of outstanding options under those assumed plans. The weighted average exercise price of those outstanding options is $7.25 per share. No additional options may be granted under those assumed plans.

Equity Compensation Plans Not Approved by Security Holders

2002 Supplemental Stock Plan

Under our 2002 Supplemental Stock Plan, employees, consultants and outside directors may be granted options to purchase shares of our common stock. All options granted under the 2002 Supplemental Stock Plan are nonstatutory stock options, i.e., options that do not qualify for treatment as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended. The exercise price of each option granted under the 2002 Supplemental Stock Plan must be at least 85% of the fair market value per share of our common stock on the date of grant. The maximum aggregate number of shares of our common stock that could be issued upon the exercise of options under the 2002 Supplemental Stock Plan is 435,000 shares.

The 2002 Supplemental Stock Plan became effective on June 25, 2002. All options granted under the 2002 Supplemental Stock Plan become fully exercisable and each optionee has the right to exercise any unexpired options immediately prior to the occurrence of certain extraordinary events, such as a sale of all or substantially all of our assets, a merger in which we do not survive or the acquisition by any person or group of beneficial ownership of more than 50% of our common stock. Our Board of Directors terminated the 2002 Supplemental Stock Plan on February 22, 2007. As a result, no additional options may be granted under the 2002 Supplemental Stock Plan, but options outstanding on the date of termination of the 2002 Supplemental Stock Plan remain outstanding in accordance with their terms.

Options Granted to Messrs. Davenport and Nydam

The options that we granted in 2003 to Messrs. Davenport and Nydam are described above under the Compensation Discussion & Analysis.

Deferred Stock Unit Programs

The Employee Deferred Stock Unit Program and the Non-Employee Director Deferred Stock Unit Program are described above under the Compensation Discussion & Analysis and under the section entitled “Director Compensation,” respectively.

AUDIT COMMITTEE REPORT

The following is the report delivered by the Audit Committee of our Board of Directors with respect to the principal factors considered by such Committee in its oversight of our accounting, auditing and financial reporting practices for fiscal year 2006.

In accordance with its written charter adopted by the Board of Directors, the Audit Committee of the Board assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting, auditing and financial reporting practices. Our independent auditor is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principals.

In discharging its oversight responsibility as to the audit process, the Audit Committee has received from the independent auditor, Ernst & Young LLP, the written disclosures and the letter describing all relationships between the auditor and the Company that might bear on the auditor’s independence, consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the auditor any relationships that may impact the auditor’s objectivity and independence and satisfied itself as to the auditor’s independence.

The Audit Committee discussed and reviewed with the independent auditor all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees.”

The Audit Committee reviewed and discussed our audited financial statements as of and for the fiscal year ended December 31, 2006 with management and the independent auditor.

Based on the above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

Thomas R. Testman, Chairman
David L. Goldsmith
Terrence A. Noonan

RELATED PARTY TRANSACTIONS

We have no related party transactions to report.

We have adopted written related party transaction policies and procedures. Under these policies and procedures, our Audit Committee reviews the material facts of each “interested transaction” that requires the Audit Committee’s approval and either approves or disapproves of the entry into the interested transaction.

Our policies and procedures define an “interested transaction” as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships in which

•	the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year;

•	the Company is a participant; and

•	any related party (including an executive officer, director or nominee for election as a director of the Company, a greater than five percent beneficial owner of the Company or an immediate family member of any of the foregoing) has or will have a direct or indirect interest, other than solely as a result of being a director or less than 10 percent beneficial owner of another entity.

In determining whether to approve or ratify an interested transaction our Audit Committee is required to take into account, among other factors as it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction.

Under our policies and procedures, no director is permitted to participate in any deliberation or approval of an interested transaction for which he or she is a related party, except that the director shall provide all material information concerning the interested transaction to the Audit Committee and may address questions from the Audit Committee.

Several types of interested transactions are considered “pre-approved” under our policies and procedures, including transactions that the SEC has determined are not disclosable as related party transactions under Item 404(a) of Regulation S-K (such as executive and director compensation).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and generally persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission, or SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file. Based solely upon the copies of Section 16(a) reports which we received from such persons or written representations from them regarding their transactions in our common stock, we believe that, during the period from January 1, 2006 through December 31, 2006, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were met in a timely manner, except for the Form 4 that was filed on February 28, 2006 (one day late) by William J. Nydam, our former President and Chief Operating Officer.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Stockholder proposals that are intended to be presented at our 2008 Annual Meeting must be received no later than December 12, 2007, in order that they may be included in the proxy statement and form of proxy relating to that meeting, and must meet all the other requirements as specified in the Bylaws. In addition, the proxy solicited by the Board of Directors for the 2008 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we receive notice of such proposal not later than February 25, 2008.

ANNUAL REPORT

A copy of our Annual Report for the 2006 fiscal year has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

FORM 10-K

We filed an Annual Report on Form 10-K with the Securities and Exchange Commission on March 16, 2007. We will mail without charge to stockholders, upon written request, a copy of the Form 10-K, including the financial statements, schedule and list of exhibits. Requests should be sent to Endocare, Inc., 201 Technology Drive, Irvine, California, 92618, Attn: Secretary.

By Order of the Board of Directors

Clint B. Davis
Senior Vice President, Legal Affairs,
General Counsel and Secretary

Irvine, California
April 10, 2007

APPENDIX A

CERTIFICATE OF AMENDMENT
OF RESTATED CERTIFICATE OF INCORPORATION
OF ENDOCARE, INC.

The undersigned, Michael R. Rodriguez, hereby certifies that:

1. He is the Senior Vice President, Finance and Chief Financial Officer of Endocare, Inc., a Delaware corporation (the “Corporation”), the original Certificate of Incorporation of which was filed with the Secretary of State of the State of Delaware on May 10, 1994. The Corporation filed a Restated Certificate of Incorporation on December 6, 1995, a Certificate of Designation on September 1, 1999 and a Certificate of Amendment of Restated Certificate of Incorporation on September 25, 2000.

2. The first paragraph of Article IV of the Corporation’s Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“The total number of shares of stock which the Corporation shall have the authority to issue is 51,000,000 shares, consisting of 50,000,000 shares of Common Stock having a par value of $0.001 per share (“Common Stock”) and 1,000,000 shares of Preferred Stock having a par value of $0.001 per share (“Preferred Stock”). Effective as of 5:00 p.m., Eastern time, on the date that this Certificate of Amendment is filed with the Secretary of State of the State of Delaware, each outstanding [*] shares of Common Stock shall be combined and converted into one share of Common Stock, par value $0.001 per share. No fractional shares shall be issued and, in lieu thereof, any holder of less than one share of Common Stock shall be entitled to receive cash for such holder’s fractional share based upon the fair market value of the Common Stock as of the date that this Certificate of Amendment is filed with the Secretary of State of the State of Delaware, as such fair market value is determined by the Corporation’s Board of Directors. Whether or not the reverse stock split provided above would result in fractional shares for a holder of record shall be determined on the basis of the total number of shares of Common Stock held by such holder of record at the time that the reverse stock split occurs.”

The second paragraph of Article IV of the Corporation’s Restated Certificate of Incorporation is not amended by this Certificate of Amendment.

3. This Certificate of Amendment has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Sections 242 and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Restated Certificate of Incorporation on this day of          , 200  .

Michael R. Rodriguez
Senior Vice President, Finance
and Chief Financial Officer

*	By approving this amendment, stockholders will approve the combination of any number of shares of Common Stock between and including two and five into one share of Common Stock, i.e., each of the following combination ratios: one for two, one for three, one for four and one for five, as well as any fraction within the range of two to five. The Certificate of Amendment filed with the Secretary of State of the State of Delaware will include the specific number determined by the Board of Directors to be in the best interests of the Corporation and its stockholders.

A-1

APPENDIX B

COMPANIES INCLUDED IN AON PEER GROUP

 1.    Abaxis Inc.

 2.    Abiomed Inc.

 3.    Adeza Biomedical Corp.

 4.    Advanced Neuromodulation Systems Inc.

 5.    Allied Healthcare Products Inc.

 6.    Alphatec Holdings Inc.

 7.    Angiodynamics Inc.

 8.    Animas Corp.

 9.    Aspect Medical Systems Inc.

10.    Atricure Inc.

11.    ATS Medical Inc.

12.    Bio-Logic Systems Corp.

13.    Biolase Technology Inc.

14.    Candela Corp.

15.    Cantel Medical Corp.

16.    Cardiac Science Corp.

17.    Cardiac Science Inc.

18.    Cardiodynamics International Corp.

19.    Cas Medical Systems Inc.

20.    Cholestech Corp.

21.    Clinical Data Inc.

22.    Compex Technologies Inc.

23.    Criticare Systems Inc.

24.    Cutera Inc.

25.    Cyberonics Inc.

26.    Del Global Technologies Corp.

27.    Digirad Corp.

28.    E-Z-Em Inc.

29.    Endocardial Solutions Inc.

30.    Enpath Medical Inc.

31.    Escalon Medical Corp.

32.    Exactech Inc.

33.    Fischer Imaging Corp.

34.    Fonar Corp.

35.    Foxhollow Technologies Inc.

36.    I-Flow Corp.

37.    Intralase Corp.

38.    Iridex Corp.

39.    Iris International Inc.

40.    Kensey Nash Corp.

B-1

41.    Kewaunee Scientific Corp.

42.    Langer Inc.

43.    Laserscope

44.    Meridian Bioscience Inc.

45.    Micro Therapeutics Inc.

46.    Micrus Endovascular Corp.

47.    Mts Medication Technologies

48.    Natus Medical Inc.

49.    Neurometrix Inc.

50.    North American Scientific

51.    Nuvasive Inc.

52.    Orthovita Inc.

53.    Osteotech Inc.

54.    Palomar Med Technologies Inc.

55.    Photomedex Inc.

56.    Possis Medical Inc.

57.    Quidel Corp.

58.    Rita Medical Systems Inc.

59.    Rockwell Medical Technologies

60.    Schick Technologies Inc.

61.    Sonic Innovations Inc.

62.    Sonosite Inc.

63.    Spectranetics Corp.

64.    Surmodics Inc.

65.    Synovis Life Tech Inc.

66.    Theragenics Corp.

67.    Tutogen Medical Inc.

68.    Urologix Inc.

69.    Visx Inc.

70.    Vital Signs Inc.

71.    Vnus Medical Technologies Inc.

72.    Young Innovations Inc.

73.    Zevex International Inc.

B-2

PROXY ENDOCARE, INC. PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS, MAY 10, 2007 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Craig T. Davenport and Clint B. Davis, and each of them, the Proxyholder of the undersigned, with full power of substitution, to vote all shares of stock which the undersigned is entitled to vote, either on his or her own behalf or on the behalf of any entity or entities, at the Annual Meeting of Stockholders of Endocare, Inc., a Delaware corporation (the “Company”), to be held on Thursday, May 10, 2007, or at any postponements or adjournments thereof, as specified below with the same force and effect as the undersigned might or could do if personally present thereat. The undersigned revokes all previous Proxies and acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held on May 10, 2007 and the Proxy Statement. THIS PROXY CONFERS ON EACH PROXYHOLDER DISCRETIONARY AUTHORITY TO VOTE ON ANY MATTER AS TO WHICH A CHOICE IS NOT SPECIFIED BY THE UNDERSIGNED. IF NO SPECIFICATION IS MADE, THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN FAVOR OF THE ELECTION OF THE NOMINATED DIRECTORS AND IN FAVOR OF THE OTHER PROPOSALS, AND WILL BE VOTED BY THE PROXYHOLDER AT HIS OR HER DISCRETION AS TO ANY OTHER MATTERS PROPERLY TRANSACTED AT THE ANNUAL MEETING OR ANY POSTPONEMENTS OR ADJOURNMENTS THEREOF. (Continued and to be signed on the Reverse Side)

? PLEASE DETACH PROXY CARD HERE AND RETURN IT IN THE ENVELOPE PROVIDED ? The Board of Directors recommends a vote FOR the directors listed below and a vote FOR each of the listed proposals. This Proxy, when properly executed, will be voted as specified below. 1. To elect six (6) directors to the Board of Directors of FOR all nominees WITHHOLD AUTHORITY to vote for all EXCEPTIONS the Company to serve until the 2008 Annual Meeting listed below nominees listed below of Stockholders or until their successors are duly elected and qualified. Nominees: John R. Daniels, M.D., Craig T. Davenport, David L. Goldsmith, Eric S. Kentor, Terrence A. Noonan and Thomas R. Testman. (INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark the “Exceptions” box and write the name(s) of such nominee(s) on the space ??provided below.) EXCEPTIONS ___2. To authorize the Board of Directors, in its discretion, to amend the Company’s Restated 4. In accordance with the discretion of the Proxyholders, to act upon all Certificate of Incorporation to effectuate a reverse stock split of our common stock, at an matters incident to the conduct of the Annual Meeting and upon any exchange ratio ranging from one-to-two to one-to-five, including any fraction within that other matters as may properly come before the Annual Meeting. range, at any time before May 10, 2009. FOR AGAINST ABSTAIN 3. To ratify the selection of Ernst & Young LLP as the Company’s independent auditor for the fiscal year ending December 31, 2007. FOR AGAINST ABSTAIN Dated: ___, 2007 ___ Signature Before Returning it in the Enclosed Envelope You Must Detach This Portion of the Proxy Card Please Detach Here ___Signature ? ___Title(s) Note: Please sign your name exactly as it appears hereon. If signing as attorney, executor, administrator, trustee or guardian, please give full title as such, and, if signing for a corporation, give your title. When shares are in the names of more than one person, each should sign.